Exhibit (a)(1)

                           OFFER TO PURCHASE FOR CASH
               UP TO 13,160 UNITS OF LIMITED PARTNERSHIP INTEREST
                                       OF
                             ML MEDIA PARTNERS, L.P.
                                       AT
                                  $750 PER UNIT
                                       BY
                               AKULA PARTNERS LLC

        THE OFFER, WITHDRAWAL RIGHTS AND PRORATION PERIOD WILL EXPIRE AT 5:00 P.M., NEW YORK CITY TIME, ON DECEMBER 22, 2003, UNLESS THE OFFER IS EXTENDED.


        Akula Partners LLC, a Delaware limited liability company (the "Purchaser"), hereby offers to purchase units of limited partnership interest, including any rights attributable to claims, damages, recoveries and causes of action accruing to the ownership of such units of limited partnership ("Units"), of ML Media Partners, L.P., a Delaware limited partnership (the "Partnership"). The Purchaser, which was formed for the purpose of making this tender offer, is controlled by its members, Aquitania Partners L.P., a Delaware limited partnership ("Aquitania"), Aquitania (QP) Partners L.P., a Delaware limited partnership ("Aquitania QP"), and Mauretania Partners L.P., a Delaware limited partnership ("Mauretania"), and its manager, Providence Capital, LLC, a Delaware limited liability company ("Providence Capital"). Aquitania, Aquitania QP and Mauretania are controlled by their general partner, Providence Capital. For purposes of the federal securities laws, Aquitania, Aquitania QP, Mauretania and Providence Capital (collectively, the "Co-Bidders") are co-bidders with the Purchaser in the Offer (as defined below). Aquitania, Aquitania QP and Mauretania are investment funds. Providence Capital is a privately-held investment management firm. Neither the Purchaser nor any of the Co-Bidders is affiliated with the Partnership or its general partner, Media Management Partners, L.P. (the "General Partner"). Additionally, none of Merrill Lynch & Co., Inc., the General Partner, ML Leasing Management, Inc. or the Partnership or their respective affiliates or subsidiaries are parties to this Offer. For additional information concerning the Purchaser and the Co-Bidders, see Section 11 - "Certain Information Concerning the Purchaser" below and Schedule I attached hereto.

        The Purchaser hereby offers to purchase up to 13,160 of the issued and outstanding Units at a purchase price of $750 per Unit, in cash, reduced by any cash distributions made or declared on or after November 13, 2003 (the "Offer Date"), to the extent the Purchaser does not receive any such distributions with respect to any Units accepted for payment, without interest (the "Offer Price"), upon the terms and subject to the conditions set forth in this Offer to Purchase (this "Offer to Purchase") and in the related Agreement of Assignment and Transfer and accompanying documents, as each may be supplemented or amended from time to time (which, as the same may be so supplemented or amended, together constitute the "Offer"). If the Offer Price is reduced as a result of any cash distributions made or declared by the Partnership as described above, the Purchaser will keep the Offer open for at least ten business days from the date that notice of such reduction is first published, sent or given to Unitholders. The Purchaser will pay the $50.00 transfer fee charged by the Partnership to each transferring holder of Units (a "Unitholder"). The Offer will expire at 5:00 p.m., New York City Time, on December 22, 2003 or such other date and time to which the Offer may be extended (the "Expiration Date").


        The Units sought to be purchased pursuant to the Offer represent approximately 7.0% of the Units issued and outstanding as of the Offer Date. Neither the Purchaser nor any of its affiliates currently beneficially owns any Units.

        THE OFFER IS NOT CONDITIONED UPON ANY MINIMUM NUMBER OF UNITS BEING TENDERED. IF, AS OF THE EXPIRATION DATE, MORE THAN 13,160 UNITS ARE VALIDLY TENDERED AND NOT PROPERLY WITHDRAWN, THE PURCHASER WILL ONLY ACCEPT FOR PURCHASE ON A PRO RATA BASIS 13,160 UNITS, SUBJECT TO THE TERMS AND CONDITIONS HEREIN. SEE SECTION 13 - "CONDITIONS OF THE OFFER." A UNITHOLDER MAY TENDER ANY OR ALL UNITS OWNED BY SUCH UNITHOLDER, SUBJECT TO, AMONG OTHER THINGS, THE PROVISIONS OF SECTIONS 7.1, 7.2 AND 7.3 OF THE PARTNERSHIP'S AGREEMENT OF LIMITED PARTNERSHIP (THE "PARTNERSHIP AGREEMENT").


        The Purchaser believes that the Offer may be an attractive one for many Unitholders based on (i) the Offer Price being greater than current and recent historical secondary market prices as well as the prices offered by Smithtown Bay, LLC in the tender offer for Units that expired on November 17, 2003 and by MLMP Acquisition Partners, LLC in the tender offer for Units that is expected to expire today, (ii) the Partnership's historical operations and distribution performance, (iii) the nature of the Partnership's assets, (iv) the uncertainty resulting from the Venture Litigation (as defined below), (v) the financial and record-keeping benefits that will accrue to a Unitholder whose interest is purchased and (vi) the fact that a Unitholder who tenders Units will receive a cash payment in exchange for such Units and will receive such payment at an earlier date than if a Unitholder were to wait to receive the proceeds (if any) from the liquidation of the Partnership or its assets.


              RISKS AND FACTORS TO CONSIDER BEFORE TENDERING UNITS

        Before tendering any Units pursuant to this Offer, Unitholders are urged to consider the following risks and other factors:

..    Unitholders who tender their Units will give up the opportunity to participate in any future benefits from the ownership of their Units that are purchased by the Purchaser, including potential future distributions by the Partnership. The Offer Price per Unit payable to a tendering Unitholder by the Purchaser pursuant to the Offer may be less than the total amount which might otherwise be received by the Unitholder with respect to the Units over the remaining life of the Partnership.


..    The General Partner has not disseminated a current net asset value for the
     Units. However, the General Partner disclosed in the Partnership's Schedule 14D-9 filed with the Securities and Exchange Commission (the "SEC") on November 26, 2003 in response to our Offer (the "Partnership's Schedule 14D-9"), that the estimated net asset value per Unit equaled $1,112 in December 2001 (after taking into account its January 2002 distribution of $263 per Unit). There, the General Partner further disclosed that the "December 2001 estimated NAV did not reflect expenses that subsequently have been or will be incurred in connection with the bankruptcy proceedings involving Adelphia, Century or the [Venture] or the costs of litigation to enforce the Partnership's rights under the Leveraged Recapitalization Agreement. As disclosed in the Partnership's Quarterly Report on Form 10-Q for the quarterly period ended September 26, 2003 (the "Third Quarter 2003 Form 10-Q"), the legal costs related to such litigation efforts have totaled cumulatively approximately $4.4 million through September 26, 2003. These costs, together with the costs of maintaining the Partnership during the extended pendency of these actions, will reduce the NAV. In addition, the NAV may be further impacted based upon the developments in the bankruptcies and related litigations." In any event, the Purchaser does not believe that its net asset value necessarily reflects the fair market value of a Unit, which may be higher or lower than its net asset value, depending on several factors. Estimates of net asset value are generally based upon a hypothetical sale of all of a partnership's assets, as of a hypothetical date, and the distribution to the limited and general partners of the gross proceeds of such sale, net of related indebtedness. Such estimates generally do not take into account (i) future


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


     changes in market conditions, (ii) timing considerations or (iii) unforeseeable costs associated with winding up a partnership.


..    Although the Purchaser cannot predict with certainty the future value of the Partnership's assets as a whole or on a per Unit basis, the Offer Price could differ significantly from the net proceeds that would be realized by the Unitholder from a sale of the Partnership's assets or investments or that may be realized upon a future liquidation of the Partnership. As more fully described in "Introduction - Establishment of the Offer Price" below, the Purchaser established the Offer Price based primarily on its desire to offer the lowest price that might be acceptable to Unitholders consistent with the Purchaser's objectives and to reflect its belief that a Unitholder would likely not currently realize the estimated net asset value of $1,112 per Unit calculated by the General Partner in December 2001. Because the Partnership has not distributed any financial information since September 2000 or, to our knowledge, provided an estimate of the Partnership's net asset value as of a date more recent than December 2001, and because there are questions about the accuracy of the financial information the Partnership has provided with respect to the fiscal years ended December 31, 1999 and December 31, 2000, the Purchaser is unable to currently estimate the value of the Partnership or the Units.

..    According to the Partnership's SEC filings, there is no public market for the Units and it is not anticipated that a public market for the Units will develop.

..    The transfer of Units is subject to the requirements of Sections 7.1, 7.2 and 7.3 of the Partnership Agreement, which provide, among other things, that the Partnership need not recognize any transfer (i) if such transfer would cause the Partnership to be treated as an association taxable as a corporation for federal income tax purposes or, when added to the total of all other sales or exchanges of interests within the preceding 12 months, would result in the Partnership being considered to have terminated within the meaning of Section 708 of the Internal Revenue Code of 1986, as amended (the "Code"), (ii) if such transfer would violate any state securities or "blue sky" laws applicable to the Partnership or to the interest being transferred or (iii) if such transfer would require prior governmental or regulatory consent. Based upon its current knowledge, the Purchaser believes, although it cannot guarantee, that none of the restrictions described in clauses (i), (ii) or (iii) above would necessarily be implicated by the completion of the Offer in accordance with its terms. Nevertheless, as described below, the General Partner will determine whether or not the Offer meets these restrictions. Further, a condition to the acceptance by the Purchaser of the Units tendered pursuant to the Offer or the transfer of such Units to the Purchaser is that such acceptance and purchase will not cause the Partnership to be treated as a publicly traded partnership, taxable as a corporation under the Code. Accordingly, even if the General Partner agreed to recognize the transfer of all Units sought in the Offer, the Purchaser would still have to examine whether or to what extent such transfers would cause the Partnership to become a publicly traded partnership, taxable as a corporation, under the Code. Consequently, this condition to the Offer (as well as other conditions) could result in the Purchaser not purchasing all the Units accepted for payment pursuant to the Offer. In addition, under the Partnership Agreement, Units may not be transferred to a person who is not an "Eligible Citizen" (as defined in the Partnership Agreement). Units may also not be transferred to any person who, after giving effect to such transfer, would own 1% or more of the interests in the Partnership, unless the transfer is approved by the General Partner. The Partnership Agreement authorizes the General Partner to approve any transfer to any person who, after giving effect to such transfer, would own not more than 10% of the interests in the Partnership if the General Partner determines that any interests of such person in media properties would not be attributable to the Partnership (such restrictions constituting the "FCC Restrictions"). The Purchaser believes it is an "Eligible Citizen" (as defined in the Partnership Agreement) and that none of the Purchaser's interests in media properties are attributable to the Partnership. The Purchaser would not own more than approximately 7.0% of the interests in the Partnership assuming the completion of the Offer and the purchase of all of the Units sought in the Offer. Nonetheless, the Purchaser cannot guarantee that the General Partner will

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

     approve the transfer to the Purchaser of the Units to the extent Units validly tendered and not properly withdrawn pursuant to the Offer are accepted for payment by the Purchaser.


..    The Purchaser may not purchase Units pursuant to the Offer if the
     Partnership does not agree to register the transfer of tendered Units from a Unitholder to the Purchaser on its books and records. There are three circumstances in which the Partnership may not register such a transfer. First, pursuant to the Partnership Agreement, Units may not be transferred if, in the opinion of counsel to the Partnership, the transfer of Units would cause the Partnership to be "terminated" for federal income tax purposes. Second, pursuant to the Partnership Agreement, the General Partner is expressly authorized to enforce the first provision by suspending its approval of sale requests for Units if such transfer would result in the transfer of 40% or more of the aggregate interests in the Partnership when added to the total of all other sales of interest in the Partnership during the preceding 12 months. Third, pursuant to the Partnership Agreement, the Partnership has implemented a Unit transfer policy in order to comply with a safe-harbor regulation that will prevent the Partnership from being taxed as a "publicly traded partnership" pursuant to Section 7704 of the Code. This safe-harbor regulation applies if the sum of the percentage interests in Partnership capital or profits represented by Units traded during any calendar year does not exceed 5% of the aggregate Units outstanding. As noted below, the Partnership has adopted its own limit and will only approve transfers of Units in any one calendar year that do not in the aggregate exceed 4.8% of the aggregate number of Units outstanding. If the Partnership reaches its 4.8% limit for Unit transfers by January 2004, the General Partner may suspend its approval of sale requests for Units for the remainder of the 2004 calendar year. Depending upon the number of Units accepted for purchase by the Purchaser pursuant to the Offer, as well as any other transfers of Units that may be approved by the General Partner for recognition in 2004 before the Offer is completed, it is possible that one or more of the three circumstances noted above could arise and that the General Partner may not approve the transfer of all of the Units tendered by Unitholders pursuant to the Offer.

..    According to the Partnership's Schedule 14D-9, it has been the
     Partnership's practice to limit transfers of Units within any tax year to no more than 4.8% of the outstanding Units in order to stay within a certain "safe harbor" against the Partnership being classified as a "publicly traded partnership" under the Code. According to the Partnership's Schedule 14D-9, as of November 26, 2003, the Partnership had used all of its capacity for transfers and had met the annual 4.8% Unit transfer limit for the Partnership's 2003 tax year, and the Partnership will not recognize any further transfers in 2003. The Schedule 14D-9 also states that it is the Partnership's policy to recognize Units submitted for transfer on any monthly transfer date in the order submitted prior to such transfer date. Accordingly, given the fact that the Partnership has met its capacity for transfers for its 2003 tax year and given the fact that Smithtown's offer has already expired (and that MLMP's offer is expected to expire today), any transfers pursuant to the Offer would not be recognized prior to 2004 (or even afterwards, depending on the number of Units transferred pursuant to all offers to purchase Units and the timing of such transfers). Under the terms of the Offer, the Purchaser will pay for Units that have been validly tendered and not withdrawn promptly following the Purchaser's receipt of, among other things, the Partnership's confirmation that the transfer to the Purchaser of Units accepted for payment has been effectuated and that the Purchaser will be deemed a "Substituted Limited Partner" with respect to such Units. Thus, the Purchaser will likely not purchase any Units tendered pursuant to the Offer prior to 2004. If the Purchaser does not receive confirmation from the Partnership by February 29, 2004 that all Units tendered in the Offer have been transferred to the Purchaser, it will return to Unitholders promptly after such date all Units with respect to which it has not received such confirmation.

..    As noted above, the Partnership has instituted a practice of limiting transfers of Units within any tax year to no more than 4.8% of the outstanding Units. The Partnership has disclosed that it has met the 4.8% limit for its 2003 tax year. In addition, assuming that 1.2% of the outstanding Units were tendered pursuant to the Smithtown offer, as previously disclosed by Smithtown, only an additional


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


     3.6% of the outstanding Units could be transferred in the 2004 tax year, some or all of which may be transferred pursuant to the MLMP offer, which is expected to expire today. Accordingly, if 7% of the aggregate number of outstanding Units are tendered pursuant to the Offer, some Units would not be transferred to the Purchaser until 2005 and possibly 2006 at the earliest (depending in part on the results of the MLMP offer). However, as noted above, if the Purchaser does not receive confirmation from the Partnership by February 29, 2004 that all Units tendered in the Offer have been transferred to the Purchaser, it will return to Unitholders promptly after such date all Units with respect to which it has not received such confirmation.

..    Section 7.2 of the Partnership Agreement provides that no assignee of a limited partner's interest in the Partnership may be admitted to the Partnership as a limited partner and shown as a limited partner on the books and records of the Partnership (and thus deemed a "Substituted Limited Partner") until, among other things, the FCC Restrictions have been complied with and such assignee has delivered to the Partnership a "Transfer Application" (as defined in the Partnership Agreement). The Partnership Agreement only requires the General Partner to amend the books and records of the Partnership to admit Substituted Limited Partners entitled to such admission as soon as practicable after the last business day of each calendar quarter. As noted above, subject to the terms and conditions of the Offer, the Purchaser will pay for Units that have been validly tendered and not withdrawn promptly following the Purchaser's receipt of, among other things, the Partnership's confirmation that the transfer to the Purchaser of Units accepted for payment has been effectuated and that the Purchaser will be deemed a "Substituted Limited Partner" with respect to such Units. If the Purchaser does not receive such confirmation, it may not purchase Units that have been accepted for payment pursuant to the Offer. However, the Purchaser reserves the right, in its sole discretion, to pay tendering Unitholders prior to the receipt of such confirmation (including upon the Purchaser's confirmation, to its reasonable satisfaction, that it will have the right to receive all allocations and distributions attributable to such Units). See Section 3 - "Acceptance for Payment and Payment for Units" and Section 13 - "Conditions of the Offer."


..    The Purchaser is making the Offer for investment purposes and with the intention of making a profit from the ownership of the Units. In establishing the Offer Price of $750 per Unit, the Purchaser is motivated to offer a price that is greater than the prices offered by Smithtown Bay, LLC and MLMP Acquisition Partners, LLC and at the same time the lowest price that might be acceptable to Unitholders consistent with the Purchaser's objectives. Such motivations and objectives might conflict with the interests of the Unitholders in receiving the highest price for their Units.

..    Upon the liquidation of the Partnership, the Purchaser will benefit to the extent, if any, that the amount per Unit it receives in the liquidation exceeds the Offer Price, if any. Therefore, Unitholders might receive more value if they hold their Units, rather than tender them, and receive proceeds from the liquidation of the Partnership. Alternatively, Unitholders might prefer to receive the Offer Price now rather than wait for uncertain future net liquidation proceeds. No independent person has been retained to evaluate or render any opinion with respect to the fairness of the Offer Price, and no representation is made by the Purchaser or any of its affiliates as to such fairness. The Purchaser is making the Offer with a view towards making a profit. Accordingly, there may be a conflict between the desire of the Purchaser to acquire the Units at a low price and the desire of the Unitholders to sell the Units at a high price. Other measures of value may be relevant to a Unitholder, and all Unitholders are urged to carefully consider all of the information contained in this Offer to Purchase and to consult with their own advisors (tax, financial or otherwise) in evaluating the terms of the Offer before deciding whether to tender their Units.

..    According to the Third Quarter 2003 Form 10-Q, the Partnership's sole remaining operating investment in media properties is its 50% interest in Century/ML Cable Venture (the "Venture"), a joint venture with Century Communications Corp. ("Century"), that owns two cable television systems in Puerto Rico. On December 13, 2001, the Partnership entered into a Leveraged

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     Recapitalization Agreement (the "Recapitalization Agreement") pursuant to which the Venture agreed to redeem the Partnership's 50% interest in the Venture at a closing to be held on September 30, 2002 for an aggregate purchase price of $279.8 million. Highland Holdings ("Highland") agreed to arrange financing for the Venture in the amount required to redeem the Partnership's interest in the Venture and Adelphia agreed to guarantee the financing. The Recapitalization Agreement provided that, if the Venture failed to redeem the Partnership's 50% interest in the Venture, Adelphia Communications Corporation, the parent corporation of Century ("Adelphia"), would be required to purchase the Partnership's interest at the same price and on the same terms that applied to the redemption in the Recapitalization Agreement. Century pledged its 50% interest in the Venture as security for Adelphia's obligation to consummate the purchase of the Partnership interest in the Venture if the Venture failed to redeem the interest. On June 12, 2002, the Partnership commenced an action against the Venture, Century, Adelphia and Highland, among others, seeking specific performance of the Recapitalization Agreement and compensatory and punitive damages for breach by the defendants, including, without limitation, payment of the full purchase price of $279.8 million for the Partnership's interest in the Venture (such action being referred to as the "Venture Litigation"). Proceedings relating to this action are currently ongoing, and are more fully described in Section 10 - "The Business of the Partnership." Unitholders who tender and sell their Units pursuant to the Offer will eliminate the continuing need to consider the extent to which uncertainty arising out of the Venture Litigation affects the value of such Units.

..    The General Partner disclosed in the Partnership's Schedule 14D-9 that the
     Partnership does not expect to make any further distributions to limited partners until the resolution of the Venture Litigation and the disposition of the Partnership's interest in the Venture.

..    After the Expiration Date, and unless otherwise prohibited, the Purchaser will vote the Units acquired in the Offer in accordance with its own interests. The Purchaser's interests may be different from or in conflict with the interests of other Unitholders.

..    The Purchaser will, subject to the terms and conditions of the Offer, the
     Partnership Agreement and applicable law, receive a power-of-attorney from each Unitholder tendering Units accepted for payment that grants the Purchaser the right to exercise voting and other rights appurtenant to ownership of such Units prior to payment therefor. The Purchaser may not actually purchase Units accepted for payment pursuant to the Offer if, for example, the Partnership does not effectuate the transfer of such Units to the Purchaser. Accordingly, a situation may arise whereby the Purchaser exercises voting rights for a period of time with respect to Units that it does not, in the end, purchase from Unitholders.

..    In the event a total of more than 13,160 Units are tendered, the Purchaser will accept for payment only a portion of the Units tendered by a Unitholder on a pro rata basis, subject to the terms and conditions of the Offer and applicable law.


..    The Purchaser will not pay interest on the Offer Price with respect to any
     Units accepted for payment pursuant to the Offer. Further, if the Offer is not completed, or any Unit or Units are not accepted for payment and paid for, no interest shall be paid in respect of unpurchased Units. The Purchaser will pay for Units accepted for payment promptly after receipt of confirmation from the Partnership that, among other things, the transfers to the Purchaser of Units has been effectuated. The Purchaser is not affiliated with the Partnership and, accordingly, does not know with certainty if and/or when it will receive confirmation from the Partnership that, among other things, the transfer to the Purchaser of Units accepted for payment has been effectuated. If the Purchaser does not receive such confirmation, it may not purchase Units that have been accepted for payment. However, as noted above, the Purchaser reserves the right, in its sole discretion, to pay tendering Unitholders prior to the receipt of such confirmation (including upon the Purchaser's confirmation, to its reasonable satisfaction, that it will have the right to receive all allocations and distributions attributable to Units


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     accepted for payment). If the Purchaser does not receive confirmation from the Partnership by February 29, 2004 that all Units tendered in the Offer have been transferred to the Purchaser, it will return to Unitholders promptly after such date all Units with respect to which it has not received such confirmation.


..    For the reasons set forth in Section 10 - "The Business of the
     Partnership," the Partnership could not prepare financial statements for any period subsequent to September 29, 2000. Furthermore, the General Partner disclosed in the Third Quarter 2003 Form 10-Q that Deloitte & Touche LLP, the auditors for the Venture, retracted their audit of the Venture for the years ended December 31, 1999, December 31, 2000 and December 31, 2001. Accordingly, determining the financial condition of the Partnership and the value of the Partnership and its assets is more difficult than it would be for a publicly traded limited partnership the financial statements of which are publicly available.


..    If the Offer is successful and the Purchaser acquires all of the Units sought in the Offer, the Purchaser will beneficially own approximately 7.0% of the aggregate number of outstanding Units. In such a case, because the Partnership Agreement requires the consent of holders of at least a majority of the Units to approve certain important transactions (e.g., amendments to the Partnership Agreement, the dissolution of the Partnership or sales of all or substantially all of the assets of the Partnership), the Purchaser and its affiliates alone would not be able to control whether the Partnership approves such transactions.

..    As noted above, the Purchaser is seeking to acquire in the Offer up to 7%
     of the aggregate number of outstanding Units. However, given the fact that

     . the Partnership has instituted a policy of limiting transfers within any tax year to no more than 4.8% of the outstanding Units and it has met its capacity for transfers for the 2003 tax year,

     . approximately 1.2% of the aggregate number of outstanding Units were tendered to Smithtown pursuant to its offer and those Units will likely be transferred in early 2004 prior to the Units submitted for transfer by the Purchaser, and

     . the Purchaser will return to Unitholders promptly after February 29, 2004 all Units with respect to which it has not received a confirmation of transfer,

     it appears unlikely that the Purchaser will be able to acquire pursuant to the Offer more than 3.6% of the outstanding Units (or even less, depending on the results of the MLMP offer), unless the Partnership agrees to waive its policy of transfer limitations.


        We urge any Unitholder that is not sophisticated in financial, business or tax matters to consult with a qualified financial, business and tax advisor before accepting the Offer.

        Subject to the terms and conditions of the Offer (including those specified in Section 13 - "Conditions of the Offer"), the Purchaser expressly reserves the right, in its sole discretion, at any time and from time to time,
(i) to extend the period of time during which the Offer is open and thereby delay acceptance for payment of, and the payment for, any Units, (ii) upon the occurrence of any of the conditions specified in Section 13 - "Conditions of the Offer," to terminate the Offer and not accept for payment or pay for any Units not theretofore accepted for payment or paid for and (iii) to amend the Offer in any respect. In addition, as described in Section 3 - "Acceptance for Payment and Payment for Units," the Purchaser will only pay for Units accepted for payment pursuant to the Offer when the Purchaser is in receipt of the Partnership's confirmation that the transfer of Units has been effectuated and that the

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Purchaser will be deemed a "Substituted Limited Partner" with respect to the
Units transferred and when actual transfer of Units to the Purchaser has occurred. Notice of any such extension, termination or amendment will promptly be disseminated to Unitholders in a manner reasonably designed to inform Unitholders of such change in compliance with Rules 14e-1, 14d-4(d) and 14d-6(c) under the Securities Exchange Act of 1934, as amended (the "Exchange Act"). In the case of an extension of the Offer, such extension will be followed by a press release or public announcement which will be issued no later than 9:00 a.m., New York City Time, on the next business day after the then scheduled Expiration Date, in accordance with Rule 14e-1(d) under the Exchange Act.


December 5, 2003


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                                    IMPORTANT


        Any (i) Unitholder, (ii) beneficial owner, in the case of Units owned by Individual Retirement Accounts, Keogh Plans or qualified plans (a "Beneficial Owner") or (iii) person who has purchased Units but has not yet been reflected on the Partnership's books as a limited partner of the Partnership (an "Assignee") desiring to tender any Units should either (a) complete and sign the Agreement of Assignment and Transfer (a copy of which is enclosed with this Offer to Purchase) in accordance with the instructions to the Agreement of Assignment and Transfer and mail, hand deliver or overnight an executed Agreement of Assignment and Transfer and any other required documents to the Depositary at the address set forth below or (b) request his or her broker, dealer, commercial bank, trust company or other nominee to effect the transaction for him or her. Unless the context requires otherwise, references to Unitholders in this Offer to Purchase shall be deemed to also refer to Beneficial Owners and Assignees.

        Questions or requests for assistance or additional copies of this Offer to Purchase and the Agreement of Assignment and Transfer, or questions about withdrawing your Units tendered pursuant to the Offer or previously tendered to MLMP Acquisition Partners, LLC, may be directed to the Information Agent at the number set forth below.

 The Depositary for the Offer is:       The Information Agent for the Offer is:

       The Bank of New York                      D. F. King & Co., Inc.
Attn: Transfer Department/ML Media                   48 Wall Street
          P.O. Box 7090                            New York, NY 10005
       Troy, MI 48007-7090                          1-212-269-5550
                                           (Banks and Brokers Call Collect)
                                                    1-888-628-1041
                                              (All Others Call Toll-Free)


        NO PERSON HAS BEEN AUTHORIZED TO MAKE ANY RECOMMENDATION OR ANY REPRESENTATION ON BEHALF OF THE PURCHASER OR TO PROVIDE ANY INFORMATION OTHER THAN AS CONTAINED HEREIN OR IN THE AGREEMENT OF ASSIGNMENT AND TRANSFER. NO SUCH RECOMMENDATION, INFORMATION OR REPRESENTATION MAY BE RELIED UPON AS HAVING BEEN AUTHORIZED.

        EACH UNITHOLDER IS URGED TO READ CAREFULLY THIS ENTIRE OFFER TO PURCHASE, THE AGREEMENT OF ASSIGNMENT AND TRANSFER AND THE RELATED DOCUMENTS.

        The Partnership is subject to the information and reporting requirements of the Exchange Act and in accordance therewith is required to file reports and other information with the SEC relating to its business, financial condition and other matters. Such reports and other information are available on the SEC's electronic data gathering and retrieval (EDGAR) system on its internet web site at www.sec.gov and may be inspected at the public reference facilities maintained by the SEC at Room 1024, Judiciary Plaza, 450 Fifth Street, N.W., Washington, D.C. 20549. Copies of such material can also be obtained from the Public Reference Room of the SEC in Washington, D.C. at prescribed rates.

        The Purchaser has filed with the SEC a Tender Offer Statement on Schedule TO (including exhibits) pursuant to Rule 14d-3 of Regulation 14D under the Exchange Act, furnishing certain additional information with respect to the Offer. Such statement and any amendments thereto, including exhibits, may be inspected and copies may be obtained from the offices of the SEC in the manner specified above.

TABLE OF CONTENTS


   Summary Term Sheet...................................................  11

   Introduction ........................................................  14

   Tender Offer ........................................................  18

       Section 1 Terms Of The Offer.....................................  18
       Section 2 Procedures For Tendering Units.........................  18
       Section 3 Acceptance For Payment And Payment For Units...........  21
       Section 4 Proration..............................................  22
       Section 5 Withdrawal Rights......................................  23
       Section 6 Extension Of Tender Period; Termination; Amendment.....  24
       Section 7 Certain Federal Income Tax Consequences................  25
       Section 8 Effects Of The Offer...................................  28
       Section 9 Purpose Of The Offer; Future Plans.....................  30
       Section 10 The Business Of The Partnership.......................  30
       Section 11 Certain Information Concerning The Purchaser..........  33
       Section 12 Source Of Funds.......................................  34
       Section 13 Conditions Of The Offer...............................  34
       Section 14 Certain Legal Matters.................................  37
       Section 15 Fees And Expenses.....................................  38
       Section 16 Miscellaneous.........................................  38

   Schedule I Information Regarding The Purchaser And The Co-Bidders....  40

                               SUMMARY TERM SHEET

        Akula Partners LLC is offering to purchase up to 13,160 Units for $750 per Unit in cash, without interest. The following is a summary of our Offer. This summary is not a complete description of our Offer. You should read carefully this entire Offer to Purchase and the documents accompanying it.

WHO IS OFFERING TO BUY MY UNITS?


        Our name is Akula Partners LLC. We are a Delaware limited liability company controlled by our members, Aquitania Partners L.P., Aquitania (QP) Partners L.P. and Mauretania Partners L.P., and our manager, Providence Capital, LLC. Aquitania, Aquitania QP and Mauretania are controlled by their general partner, Providence Capital. Further information concerning us and the co-bidders is contained in Section 11 of this Offer to Purchase and Schedule I hereto.


WHAT SECURITIES AND HOW MANY OF THEM ARE SOUGHT IN THE OFFER?


        We are seeking to purchase up to 13,160 Units of limited partnership interest in the Partnership. These Units constitute approximately 7.0% of the 187,994 Units which we understand to be currently issued and outstanding and held primarily by persons unaffiliated with the Partnership and its general partner. Subject to the terms and conditions of our Offer, we will purchase up to 13,160 Units, on a pro rata basis, if necessary, as described elsewhere in this Offer to Purchase, from any Unitholder who validly tenders Units in the Offer. If we do not receive confirmation from the Partnership by February 29, 2004 that all Units tendered in the Offer have been transferred to us, we will return to Unitholders promptly after such date all Units with respect to which we have not received such confirmation.


HOW MUCH ARE YOU OFFERING TO PAY FOR MY UNITS?


        $750 cash per Unit, less the amount of any cash distributions made or declared with respect to the Units on or after the date of this Offer, November 13, 2003, to the extent we do not receive such distributions with respect to any Units accepted for payment. If the Offer Price is reduced as a result of any such cash distributions made or declared by the Partnership, the Purchaser will keep the Offer open for at least ten business days from the date that notice of such reduction is first published, sent or given to Unitholders. We will pay the $50 transfer fee charged by the Partnership to each transferring Unitholder. If the Offer is not completed, or any Unit or Units tendered in the Offer are not accepted for payment and paid for, no interest shall be paid in respect of unpurchased Units.


DO YOU HAVE THE FINANCIAL RESOURCES TO PAY, AND IS YOUR FINANCIAL CONDITION RELEVANT TO MY DECISION?

        If the total number of Units sought in our Offer is purchased, the aggregate amount of funds we will need to purchase those Units and pay related fees and expenses will be approximately $10.3 million. Providence Capital will cause Aquitania Partners L.P., Aquitania (QP) Partners L.P. and Mauretania Partners L.P. to contribute to us the funds necessary to fund the acquisition of all Units tendered in the Offer and all anticipated costs and expenses related thereto from their available liquid assets. We are not a public company and have not prepared audited financial statements. We and the co-bidders have aggregate net assets in excess of $150 million. This is a cash offer that is not conditioned on financing being available.

HOW LONG DO I HAVE TO DECIDE WHETHER TO TENDER MY UNITS?

        Until 5:00 p.m., New York City Time, on December 22, 2003. The Offer can be extended in our discretion as discussed elsewhere in this Offer to Purchase. If we extend the Offer, we will make a public announcement not later than 9:00 a.m., New York City Time, on the day after the Offer was then scheduled to expire.

WHAT ARE THE MOST SIGNIFICANT CONDITIONS TO THE OFFER?

        There are no conditions to the Offer based on minimum Units tendered, the availability of financing or otherwise determined by the success of the Offer. We may, however, not be obligated to purchase Units in the event certain conditions occur prior to the Expiration Date, such as legal or governmental actions that would prohibit the purchase, if a material adverse change occurs with respect to the Partnership or its business (including extraordinary distributions by, or a change in control of, the Partnership) or if we are unable to confirm, to our reasonable satisfaction, that upon payment for the Units tendered in the Offer we will have the right to receive all allocations and distributions attributable to such Units. Subsequent to the Expiration Date and prior to our acceptance for payment and payment for the Units pursuant to the Offer, we will not be obligated to purchase any Units if we do not receive all governmental regulatory approvals necessary to consummate the Offer.

HOW DO I TENDER MY UNITS?

        You tender your Units by delivering a completed Agreement of Assignment and Transfer to the Depositary by mail, hand delivery or overnight courier so that it is received by the Depositary no later than the time the Offer expires on the Expiration Date. A pre-addressed envelope is enclosed for your convenience.

CAN I WITHDRAW UNITS I TENDER?

        Yes, at any time until the Offer expires, and, if and to the extent tendered Units have not been accepted for payment by January 11, 2004 (the 60th day from the Offer Date), at any time thereafter. To withdraw Units you have tendered, you must deliver to the Depositary a written notice of withdrawal with the required information while you still have the right to withdraw.

WHAT DOES THE PARTNERSHIP'S GENERAL PARTNER THINK OF YOUR OFFER?


        We have not sought the approval or disapproval of the Partnership's general partner. The Partnership's general partner stated in the Partnership's
Schedule 14D-9 filed on November 26, 2003 that it recommends that Unitholders reject the Offer and not tender their Units pursuant to the Offer.

WHY SHOULD I TENDER UNITS PURSUANT TO YOUR OFFER AND NOT PURSUANT TO THE TENDER OFFER PREVIOUSLY COMMENCED BY MLMP ACQUISITION PARTNERS, LLC ("MLMP")?

        You should tender your Units pursuant to our Offer because we are offering to pay $750 per Unit. MLMP, pursuant to its tender offer, which is expected to expire today, is offering to pay only $601 per Unit and 3% interest from the expiration of its offer to the date of payment for tendered Units.

CAN I WITHDRAW UNITS THAT I TENDERED PURSUANT TO MLMP'S TENDER OFFER AND TENDER THOSE UNITS PURSUANT TO YOUR OFFER?

        Yes. You can withdraw Units that you tendered to MLMP by written notice received by MLMP before 5:00 p.m., New York time, today (the current expiration date of MLMP's offer). You (or your broker or nominee) must notify MLMP in writing at the address listed under the section entitled "IMPORTANT" in MLMP's amended offer to purchase, and the notice must include your name, the number of Units to be withdrawn from MLMP's offer and the name in which the previously tendered Units are registered. For complete information about procedures for withdrawing Units previously tendered pursuant to MLMP's offer, please see
Section 5 of MLMP's amended offer to purchase.


WILL THE PARTNERSHIP CONTINUE AS A PUBLIC COMPANY?

        Yes, unless the total number of Unitholders (approximately 11,830 of record as of March 17, 2003, as set forth in the Partnership's Annual Report on Form 10-K for the fiscal year ended December 27, 2002 (the "2002 Form 10-K")) drops below 300 Unitholders. We do not currently anticipate that the Offer will cause that result, although we cannot now determine the results with any certainty.

WILL THE OFFER AFFECT MY UNITS IF I DON'T TENDER?

        No, although if we acquire all the Units sought in the Offer, we would control a large, but not controlling, block of Units.

WHAT ARE YOUR FUTURE INTENTIONS?

        We have no current intention to seek control or change management or operations of the Partnership, or to liquidate it, although we reserve the right, at the appropriate time, to exercise limited partner and other rights, including rights relating to limited partner votes concerning management of the Partnership and its properties, sales of the Partnership's assets and liquidation and dissolution. We will, pursuant to the terms and conditions of the Offer and subject to applicable law, receive a power-of-attorney from each Unitholder tendering Units accepted for payment that grants us the right to exercise voting and other rights appurtenant to ownership of such Units prior to payment therefor.

WHAT IS THE MARKET VALUE OF MY UNITS?

        According to the Partnership's 2002 Form 10-K, "an established public market for [the] Units does not now exist, and it is not anticipated that such a market will develop in the future."

WHO CAN I TALK TO IF I HAVE QUESTIONS ABOUT THE OFFER?

        The Information Agent, D. F. King & Co., Inc., at 1-888-628-1041 (toll-free).

To the Unitholders of ML Media Partners, L.P.:


                                  INTRODUCTION

        Subject to the terms and conditions set forth herein, Akula Partners LLC, a Delaware limited liability company (the "Purchaser"), hereby offers to purchase up to 13,160 units of limited partnership interest, including any rights attributable to claims, damages, recoveries and causes of action accruing to the ownership of such units of limited partnership ("Units"), in ML Media Partners, L.P., a Delaware limited partnership (the "Partnership"). The Purchaser is controlled by its members, Aquitania Partners L.P., a Delaware limited partnership ("Aquitania"), Aquitania (QP) Partners L.P., a Delaware limited partnership ("Aquitania QP"), and Mauretania Partners L.P., a Delaware limited partnership ("Mauretania"), and its manager, Providence Capital, LLC, a Delaware limited liability company ("Providence Capital"). Aquitania, Aquitania QP and Mauretania are controlled by their general partner, Providence Capital. For purposes of the federal securities laws, Aquitania, Aquitania QP, Mauretania and Providence Capital are co-bidders with the Purchaser in the Offer (collectively, the "Co-Bidders"). Providence Capital is a privately-held investment management firm. Neither the Purchaser nor any of the Co-Bidders is affiliated with the Partnership or its general partner, Media Management Partners (the "General Partner"). Additionally, none of Merrill Lynch & Co., Inc., the General Partner, ML Leasing Management, Inc. or the Partnership or their respective affiliates or subsidiaries are parties to this Offer. For additional information concerning the Purchaser and the Co-Bidders, please refer to Section 11 - "Certain Information Concerning the Purchaser" below and
Schedule I attached hereto.

        The Purchaser hereby offers to purchase up to 13,160 of the issued and outstanding Units at a purchase price of $750 per Unit, in cash, reduced by any cash distributions made or declared on or after November 13, 2003 (to the extent the Purchaser does not receive such distributions with respect to any Units accepted for payment), without interest, upon the terms and subject to the conditions set forth in this Offer to Purchase and in the related Agreement of Assignment and Transfer and accompanying documents, as each may be supplemented or amended from time to time. If the Offer Price is reduced as a result of any cash distributions made or declared by the Partnership as described above, the Purchaser will keep the Offer open for at least ten business days from the date that notice of such reduction is first published, sent or given to Unitholders. The Purchaser will pay the $50.00 transfer fee charged by the Partnership to each transferring Unitholder. The Offer will expire at 5:00 p.m., New York City Time, on December 22, 2003 or such other date and time to which the Offer may be extended. The Units sought to be purchased pursuant to the Offer represent, to the Purchaser's knowledge, approximately 7.0% of the Units issued and outstanding as of the Offer Date. The transfer of Units is subject to the requirements of Sections 7.1, 7.2 and 7.3 of the Partnership's Agreement of Limited Partnership (the "Partnership Agreement"). In addition, as noted above, the Partnership has adopted a practice of limiting transfers of Units within any tax year to no more than 4.8% of the outstanding Units and has publicly disclosed that it has used all of its capacity for transfers for the 2003 tax year. Accordingly, because the terms of the Partnership Agreement--which only requires the General Partner to amend the books and records of the Partnership to admit Substituted Limited Partners as soon as practicable after the last business day of each calendar quarter--will delay payment for Units accepted for payment at least until after the last business day of the first calendar quarter of 2004 (approximately March 31, 2004). In addition, depending on the number of Units accepted for purchase by the Purchaser pursuant to the Offer, as well as the number of Units subject to any other transfers that may be approved by the General Partner for recognition in 2004 before the Offer is completed, the transfer of and purchase of a portion (which may be significant) of any Units accepted for payment pursuant to the Offer may be further delayed. Unitholders who tender their Units will not be obligated to pay any brokerage commissions in connection with the tender of such Units. If the Purchaser does not receive confirmation from the Partnership by February 29, 2004 that all Units tendered in the Offer have been transferred to the Purchaser, it will return to Unitholders promptly after such date all Units with respect to which it has not received such confirmation.

        For further information concerning the Purchaser, see Section 11 - "Certain Information Concerning the Purchaser" below and Schedule I attached hereto.

        THE OFFER IS SUBJECT TO CERTAIN CONDITIONS, ALTHOUGH THE PURCHASER RESERVES THE RIGHT TO WAIVE SUCH CONDITIONS AND TO EXTEND THE OFFER, SUBJECT TO THE TERMS AND CONDITIONS SET FORTH HEREIN. SEE SECTION 13 - "CONDITIONS OF THE OFFER." THE OFFER IS NOT CONDITIONED UPON ANY MINIMUM NUMBER OF UNITS BEING TENDERED. IF, AS OF THE EXPIRATION DATE, MORE THAN 13,160 UNITS ARE VALIDLY TENDERED AND NOT PROPERLY WITHDRAWN, THE PURCHASER WILL ONLY ACCEPT FOR PURCHASE ON A PRO RATA BASIS 13,160 UNITS, SUBJECT TO THE TERMS AND CONDITIONS SET FORTH HEREIN. SEE SECTION 13 - "CONDITIONS OF THE OFFER." A UNITHOLDER MAY TENDER ANY OR ALL UNITS OWNED BY SUCH UNITHOLDER, SUBJECT TO, AMONG OTHER THINGS, THE PROVISIONS OF THE PARTNERSHIP AGREEMENT (AND PRORATION IF ALL UNITS OWNED ARE TENDERED).

FACTORS TO CONSIDER WHEN TENDERING

        The Purchaser is making this Offer because it believes that the Units represent an attractive investment to it at the price offered. There can be no assurance, however, that the Purchaser's judgment is correct, and, as a result, ownership of Units by the Purchaser will be a speculative investment. The Purchaser is acquiring the Units for investment purposes and has no current plan to change the management or operations of the Partnership or effectuate any extraordinary transaction involving the Partnership.


        The Purchaser believes that the Offer may be an attractive one for many Unitholders based on (i) the Offer Price being greater than current and recent historical secondary market prices as well as the price offered by each of Smithtown in the tender offer that expired on November 17, 2003 and MLMP in the tender offer that is expected to expire today, (ii) the Partnership's historical operations and distribution performance (especially the fact that the Partnership may not be liquidated for several more years and the fact that the Partnership does not expect to make distributions until the resolution of the Venture Litigation), (iii) the nature of the Partnership's assets (in particular, the fact that the Partnership's assets cannot be easily or quickly sold or liquidated as a result of the Venture Litigation and the Adelphia bankruptcy), (iv) the uncertainty resulting from the Venture Litigation, (v) the financial and record-keeping benefits that will accrue to a Unitholder whose interest is purchased and (vi) the fact that a tendering Unitholder whose tendered Units are accepted for payment and purchased pursuant to the Offer will receive a cash payment in exchange for such Units and will receive such payment at an earlier date than if a Unitholder were to wait to receive the proceeds (if any) from the liquidation of the Partnership. Before tendering, however, Unitholders are urged also to consider the risks and other factors set forth on the cover page of this Offer to Purchase and the other information concerning the Partnership and the Offer found herein and in publicly available reports.


ESTABLISHMENT OF THE OFFER PRICE


        The Purchaser has set the Offer Price at $750 per Unit, in cash, without interest, as reduced by any cash distributions made or declared on or after November 13, 2003, to the extent the Purchaser does not receive such distributions with respect to any Units accepted for payment. If the Offer Price is reduced as a result of any such cash distributions made or declared by the Partnership, the Purchaser will keep the Offer open for at least ten business days from the date that notice of such reduction is first published, sent or given to Unitholders.

        The Purchaser set the Offer Price based primarily on its desire to offer the lowest price that might be acceptable to Unitholders consistent with its objectives and to reflect its belief, as explained below, that Unitholders would likely not currently realize the estimated net asset value of $1,112 per Unit calculated by the General Partner in December 2001 (the "2001 Estimated NAV"). The Purchaser reviewed information on the Partnership set forth in its 2002 Form 10-K, the Third Quarter 2003 Form 10-Q and three Adelphia-related bankruptcy cases (Adelphia Communications Corp., et al., US Bankruptcy Court, Southern District of New York 02-41729; Century/ML Cable Venture, US Bankruptcy Court, Southern District of New York 02-14838; and ML Media Partners, L.P. v. Century/ML Cable Venture, Adelphia Communications Corp., Century Communications Corp., and Highland Holdings, US Bankruptcy Court, Southern District of New York 02-2544). However, because the Partnership has not distributed any financial information since September 2000 or provided an estimate of the Partnership's net asset value since December 2001, and because Deloitte & Touche LLP retracted its audit of the Venture for the years ended December 31, 1999, December 31, 2000 and December 31, 2001, the Purchaser is unable to currently estimate the value of the Partnership or the Units.

        The Purchaser believes, although this belief may be incorrect, that the value of a Unit upon a liquidation of the Partnership will approximate the 2001 Estimated NAV (subject to adjustment for factors such as the costs of the Partnership's liquidation). However, the Purchaser does not believe that the 2001 Estimated NAV is an accurate reflection of what an investor would currently receive in respect of a Unit. In the Purchaser's judgment, that amount would likely be less than the 2001 Estimated NAV, after taking into account (i) the uncertainty resulting from the Venture Litigation and the bankruptcy proceedings involving Adelphia, Century and the Venture and (ii) other unknown factors. In calculating the Offer Price, the Purchaser used the 2001 Estimated NAV as a baseline, and then adjusted for the factors set forth in the preceding sentence, the costs of the Partnership's liquidation as well as the uncertainty of the timing of such liquidation. In addition, the Purchaser took into account (1) the lack of liquidity of the Units, (2) the limited frequency of trading of Units in the secondary market, (3) the fact that it will not control the Partnership upon consummation of the Offer and (4) certain tax considerations. Finally, the Purchaser calculated the Offer Price so that the Offer Price would provide the Purchaser an adequate return on its investment in the Partnership. The Offer Price represents approximately 32.6% discount to the 2001 Estimated NAV.

        The Offer Price represents the price at which the Purchaser is willing to purchase Units. No independent person has been retained to evaluate or render any opinion with respect to the fairness of the Offer Price, and no representation is made by the Purchaser or any affiliate of the Purchaser as to such fairness. Other measures of the value of the Units may be relevant to Unitholders. Unitholders are urged to consider carefully all of the information contained herein and consult with their own advisors (tax, financial or otherwise) in evaluating the terms of the Offer before deciding to tender their Units.

PAST CONTACTS WITH THE PARTNERSHIP

        Over the past six months Providence Capital has had approximately ten telephone conversations with the General Partner. These conversations involved general discussions relating to the operations of the Partnership, the status of the dispute with Adelphia, and issues relating to the 5% safe harbor limit and the Partnership's own annual transfer limit of 4.8% of the aggregate number of Units outstanding discussed elsewhere herein.

        On November 7, 2003, Providence Capital requested a list of the Partnership's limited partners from the Partnership. On November 12, 2003, the Manager of the Purchaser, in connection with such request for a list of limited partners of the Partnership, entered into a confidentiality agreement with the Partnership pursuant to which Providence Capital (on behalf of itself and its affiliates), among other things, (a) acknowledged and agreed in using such list to, among other things, comply with all federal and state securities laws and rules and regulations promulgated thereunder and the provisions of the Partnership Agreement, and use such list solely for the purpose of Providence Capital or its affiliates making a tender offer for Units and (b) acknowledged that the General Partner has determined not to process for transfer or recognize transfers (other than certain transfers that may be designated as excluded transfers) of more than 4.8% of all issued and outstanding Units during any Partnership tax year. Furthermore, such agreement provides that Providence Capital has been advised that transfers of Units are subject to the provisions of the Partnership Agreement and that documentation for the transfer of Units must comply with the provisions of the Partnership Agreement. Providence Capital received the list of the Partnership's limited partners from the Partnership on November 12, 2003 following the execution of the confidentiality agreement.

GENERAL BACKGROUND INFORMATION


        Certain information contained in this Offer to Purchase that relates to, or represents, statements made by the Partnership or the General Partner has been derived from information provided in reports filed by the Partnership with the SEC. Although the Purchaser has no knowledge that would indicate that such statements or information are inaccurate or incomplete, because the Purchaser was not involved in the preparation of such statements or information and is not affiliated with the Partnership or the General Partner, the Purchaser is not in a position to verify any such statements or information.


        According to the Partnership's publicly available filings, there are 187,994 Units issued and outstanding. According to the 2002 Form 10-K, these outstanding Units were held by approximately 11,830 Unitholders of record. Neither the Purchaser nor any of its affiliates currently owns or beneficially owns any Units.

        Tendering Unitholders will not be obligated to pay brokerage fees or commissions on the sale of the Units to the Purchaser pursuant to the Offer. We will not pay any fees or commissions to any broker or dealer or any other person (other than the Information Agent and the Depositary) for soliciting tenders of Units pursuant to the Offer. The Purchaser will pay all charges and expenses incurred in connection with the Offer. The Purchaser desires to purchase up to 13,160 Units, on a pro rata basis, if necessary, subject to the terms and conditions of the Offer. See Section 4 - "Proration" below.

        If, prior to the Expiration Date, the Purchaser increases the consideration offered to Unitholders pursuant to the Offer, such increased consideration will be paid with respect to all Units that are purchased pursuant to the Offer, whether or not such Units were tendered prior to such increase in consideration.

        Unitholders are urged to read this Offer to Purchase, the accompanying Agreement of Assignment and Transfer and all related documents carefully before deciding whether to tender their Units.

                                  TENDER OFFER

SECTION 1 TERMS OF THE OFFER.

        Upon the terms and subject to the conditions of the Offer (including the terms and conditions of any extension or amendment of the Offer), the Purchaser will accept for payment and pay for up to 13,160 Units validly tendered on or prior to the Expiration Date and not withdrawn in accordance with Section 5 - "Withdrawal Rights." The term "Expiration Date" shall mean 5:00 p.m., New York City Time, on December 22, 2003, unless and until the Purchaser, in its sole discretion, extends the period of time for which the Offer is open, in which event the term "Expiration Date" shall mean the latest time and date on which the Offer, as so extended by the Purchaser, will expire.


        The Offer is conditioned on satisfaction of certain conditions. See
Section 13 - "Conditions of the Offer," which sets forth in full the conditions of the Offer. The Purchaser reserves the right (but shall not be obligated), in its sole discretion and for any reason, to waive any or all such conditions. If, by the Expiration Date, any or all such conditions have not been satisfied or waived, the Purchaser reserves the right (but shall not be obligated) to (i) decline to purchase any of the Units tendered, terminate the Offer and return all tendered Units to tendering Unitholders, (ii) waive all the unsatisfied conditions and, subject to complying with the applicable rules and regulations of the SEC, purchase all Units validly tendered, (iii) extend the Offer and, subject to the right of Unitholders to withdraw Units until the Expiration Date, retain the Units that have been tendered during the period or periods for which the Offer is extended or (iv) amend the Offer.


SECTION 2  PROCEDURES FOR TENDERING UNITS.


        Valid Tender. For Units to be validly tendered pursuant to the Offer, a properly completed and duly executed Agreement of Assignment and Transfer (a copy of which is enclosed), together with any other documents required by the Agreement of Assignment and Transfer or the instructions thereto, must be received by the Depositary at the address set forth below on or prior to the Expiration Date. A Unitholder may tender any or all Units owned by such Unitholder. Unitholders should recognize that, if proration is required pursuant to the terms of the Offer, the Purchaser will accept for payment, from among those Units validly tendered on or prior to the Expiration Date and not properly withdrawn, the maximum number of Units permitted pursuant to the Offer on a pro rata basis, with adjustments (if necessary) to avoid purchases of certain fractional Units and purchases which would violate the terms of the Offer or the Partnership Agreement, based upon the number of Units validly tendered prior to the Expiration Date and not properly withdrawn. Purchases that could violate the terms of the Partnership's Limited Partnership Agreement include purchases that
(a) would cause the Partnership to be treated as an association taxable as a corporation for federal income tax purposes or result in the Partnership being considered to have terminated within the meaning of Section 708 of the Code, (b) would violate any state securities or "blue sky" laws applicable to the Partnership or to the interest being transferred or (c) require prior governmental or regulatory consent and for which consent has not yet been obtained.


        These documents must be received by the Depositary by 5:00 P.M., EASTERN TIME, ON DECEMBER 22, 2003 (or such time until which the Offer is extended) and may be sent by mail, hand delivery or overnight courier to:

                              The Bank of New York
                       Attn: Transfer Department/ML Media
                               P.O. Box 7090 Troy,
                                  MI 48007-7090

        We enclose a pre-addressed envelope for your convenience.

        The method of delivery of the Agreement of Assignment and Transfer and all other required documents is at your option and risk, and delivery will be deemed made only when actually received by our Depositary. If delivery is by mail, we recommend registered mail with return receipt requested. In all cases, you should allow sufficient time to ensure timely delivery prior to the expiration of the Offer.

        In order for a tendering Unitholder to participate in the Offer, the Unitholder must complete, in their entirety, the following documents that accompany this Offer to Purchase:

        (1) The Agreement of Assignment and Transfer; and

        (2) Any other applicable documents included herewith or specified in the Instructions to the Agreement of Assignment and Transfer.

        Signature Guarantees. The signatures on the Agreement of Assignment and Transfer must be medallion guaranteed by a commercial bank, savings bank, credit union, savings and loan association or trust company having any office, branch or agency in the United States, a brokerage firm that is a member firm of a registered national securities exchange or a member of the National Association of Securities Dealers, Inc. (the "NASD").

        Backup Federal Income Tax Withholding. To prevent the possible application of backup federal income tax withholding with respect to payment of the Offer Price for Units purchased pursuant to the Offer, a tendering Unitholder must provide the Purchaser with such Unitholder's correct taxpayer identification number ("TIN") or Social Security Number and make certain certifications that such Unitholder is not subject to backup federal income tax withholding.

        Each tendering Unitholder must insert in the Agreement of Assignment and Transfer the Unitholder's taxpayer identification number or Social Security Number in the space provided on the signature page to the Agreement of Assignment and Transfer. The Agreement of Assignment and Transfer also incorporates a substitute Form W-9, which contains the certifications referred to above. See the Instructions to the Agreement of Assignment and Transfer.

        FIRPTA Withholding. To prevent the withholding of federal income tax in an amount equal to 10% of the sum of the Offer Price plus the amount of Partnership liabilities allocable to each Unit tendered (in the event that such withholding is required), each Unitholder must complete the FIRPTA Affidavit incorporated in the Agreement of Assignment and Transfer certifying such Unitholder's TIN or Social Security Number and address and that the Unitholder is not a foreign person. See the Instructions to the Agreement of Assignment and Transfer and Section 7 - "Certain Federal Income Tax Consequences."

        Appointment as Attorney-in-Fact and Proxy. By executing an Agreement of Assignment and Transfer as set forth above, and subject to Section 5 - "Withdrawal Rights," a tendering Unitholder irrevocably constitutes and appoints the Purchaser and its designees as such Unitholder's true and lawful attorneys-in-fact and proxies, in the manner set forth in the Agreement of Assignment and Transfer, with respect to the Units tendered by such Unitholder and accepted for payment by the Purchaser (and with respect to any and all other Units or other securities issued or issuable in respect of such Unit on or after November 13, 2003), each with full power of substitution, to the full extent of such Unitholder's rights

(such power of attorney and proxy being deemed to be an irrevocable power coupled with an interest) to (i) seek to transfer ownership of such Units on the Partnership's books to the Purchaser (and to execute and to deliver any accompanying evidences of transfer and authenticity which the Purchaser, the Partnership or the General Partner may deem necessary or appropriate in connection therewith, including, without limitation, any documents or instruments required to be executed under a "Transferor's (Seller's) Application for Transfer" created by the NASD, if required), (ii) become a Substituted Limited Partner, (iii) receive any and all distributions made or declared by the Partnership after the Offer Date, (iv) receive all benefits and otherwise exercise all rights of beneficial ownership of such Units in accordance with the terms of the Offer, (v) execute and deliver to the Partnership and/or the General Partner (as the case may be) a change of address form instructing the Partnership to send any and all future distributions to which the Purchaser is entitled pursuant to the terms of the Offer in respect of tendered Units to the address specified in such form, (vi) endorse any check payable to or upon the order of such Unitholder representing a distribution to which the Purchaser is entitled pursuant to the terms of the Offer, in each case on behalf of the tendering Unitholder, in favor of the Purchaser or any other payee the Purchaser otherwise designates, (vii) exercise all such Unitholder's voting and other rights as any such attorney-in-fact in its sole discretion may deem proper at any meeting of Unitholders or any adjournment or postponement thereof, by written consent in lieu of any such meeting or otherwise, (viii) act in such manner as any such attorney-in-fact shall, in its sole discretion, deem proper with respect to the Units, (ix) execute a Loss and Indemnity Agreement relating to the Units on such Unitholder's behalf if such Unitholder fails to include its original certificate(s) (if any) representing the Units with the Agreement of Assignment and Transfer or (x) commence any litigation that the Purchaser or its designees, in their sole discretion, deem necessary to enforce any exercise of the Purchaser's or such designees' powers as such Unitholder's attorneys-in-fact as set forth above.

        Such appointment will be effective when the Purchaser accepts for payment the Units validly tendered pursuant to the Agreement of Assignment and Transfer. Upon such acceptance, all prior proxies given by such Unitholder with respect to such Units will, without further action, be revoked, and no subsequent proxies may be given (and if given will not be effective).

        Assignment of Entire Interest in the Partnership. By executing and delivering the Agreement of Assignment and Transfer, a tendering Unitholder irrevocably sells, assigns, transfers, conveys and delivers to the Purchaser all of his or her right, title and interest in and to the Units tendered thereby and accepted for payment pursuant to the Offer and any and all non-cash distributions, other Units or other securities issued or issuable in respect thereof on or after the Offer Date, including, without limitation, to the extent that they exist, all rights in, and claims to, any Partnership profits and losses, cash distributions, proceeds of or other consideration resulting from litigation or other assertion of claims having accrued in favor of the Partnership, the tendering Unitholder or his or her predecessor(s) in interest with respect to the tendering Unitholder's or such other person's purchase of Units or otherwise with respect to the business or management of the Partnership from its inception to the time of payment for the Units tendered hereunder, voting rights and other benefits of any nature whatsoever and whenever distributable or allocable to the Units under the Partnership Agreement, (i) unconditionally to the extent that the rights appurtenant to the Units may be transferred and conveyed without the consent of the General Partner and (ii) in the event that the Purchaser elects to become a Substituted Limited Partner of the Partnership, subject to the consent of the General Partner to the extent such consent may be required in order for the Purchaser to become a Substituted Limited Partner of the Partnership. In addition, by executing an Agreement of Assignment and Transfer, and not otherwise timely withdrawing pursuant to the provisions of Section 5 - "Withdrawal Rights," a Unitholder also assigns to the Purchaser all of the Unitholder's rights to receive distributions from the Partnership with respect to the Units which are accepted for payment and purchased pursuant to the Offer, including those cash distributions made or declared on or after the Offer Date.

        Determination of Validity; Rejection of Units; Waiver of Defects; No Obligation to Give Notice of Defects. All questions as to the validity, form, eligibility (including time of receipt or mailing), payment and acceptance for payment of any tender of Units pursuant to the procedures described above or in
Section 3 - "Acceptance for Payment and Payment for Units" will be determined by the Purchaser, in its sole discretion, which determination shall be final and binding. The Purchaser reserves the absolute right to reject any or all tenders if not in proper form or if the acceptance of, or payment for, the Units tendered may, in the opinion of the Purchaser's counsel, be unlawful. The Purchaser also reserves the right to waive any defect or irregularity in any tender with respect to any particular Units of any particular Unitholder, and the Purchaser's interpretation of the terms and conditions of the Offer (including the Agreement of Assignment and Transfer and the Instructions thereto) will be final and binding. Neither the Purchaser nor any other person will be under any duty to give notification of any defects or irregularities in the tender of any Units or will incur any liability for failure to give any such notification.

        A tender of Units pursuant to any of the procedures described above will constitute a binding agreement between the tendering Unitholder and the Purchaser upon the terms and subject to the conditions of the Offer, including the tendering Unitholder's representation and warranty that (i) such Unitholder owns the Units being tendered within the meaning of Rule 14e-4 under the Exchange Act and (ii) the tender of such Units complies with Rule 14e-4. Rule 14e-4 requires, in general, that a tendering security holder be able to deliver the security subject to the tender offer and is of concern particularly to any Unitholder who has granted options to sell or purchase the Units, holds option rights to acquire such securities, maintains "short" positions in the Units (i.e., who has borrowed the Units) or has lent the Units to a short seller. Because of the nature of limited partnership units, the Purchaser believes it is unlikely that any option trading or short selling activity exists with respect to the Units.

SECTION 3  ACCEPTANCE FOR PAYMENT AND PAYMENT FOR UNITS.

        Upon the terms and subject to the conditions of the Offer (including, if the Offer is extended or amended, the terms and conditions of any extension or amendment, and including the provisions of Sections 7.1, 7.2 and 7.3 of the Partnership Agreement), the Purchaser will accept for payment, and will pay for, Units validly tendered and not withdrawn in accordance with Section 5 - "Withdrawal Rights," as promptly as practicable following the Expiration Date. In addition, subject to applicable rules of the SEC, the Purchaser expressly reserves the right to delay acceptance for payment of, or payment for, Units pending receipt of all regulatory or governmental approvals specified in Section 14 - "Certain Legal Matters" or pending receipt of all additional documentation required by the Agreement of Assignment and Transfer or as specified in this
Section 3. The tendering Unitholders will be paid promptly subject to and following (i) receipt of a valid, properly and fully executed Agreement of Assignment and Transfer, (ii) receipt by the Purchaser of the Partnership's confirmation that the transfer of Units has been effectuated and that the Purchaser will be deemed a "Substituted Limited Partner" with respect to the Units transferred and (iii) actual transfer of Units to the Purchaser, subject to Section 4 - "Proration" of this Offer to Purchase. If the Purchaser does not receive the confirmation specified in clause (ii) above or if the Units are not actually transferred to the Purchaser, the Purchaser may not purchase such Units. However, the Purchaser reserves the right, in its sole discretion, to pay tendering Unitholders prior to the Purchaser's receipt of such confirmation or the actual transfer of Units to the Purchaser (including upon the Purchaser's confirmation, to its reasonable satisfaction, that it will have the right to receive all allocations and distributions attributable to such Units). The Purchaser will issue payment only to Unitholders of record, and payments will be forwarded only to the Unitholder's address listed on the Agreement of Assignment and Transfer.


        Upon the terms and subject to the conditions of the Offer (including, if the Offer is extended or amended, the terms and conditions of any extension or amendment), the Purchaser will accept for payment on the Expiration Date validly tendered and not properly withdrawn Units. The Purchaser will be deemed to have purchased tendered Units accepted for payment when the Purchaser is in receipt of the Partnership's confirmation that the transfer of Units has been effectuated and that the Purchaser will be deemed a "Substituted Limited Partner" with respect to the Units transferred and when actual transfer of Units to the Purchaser has occurred. However, the Purchaser reserves the right, in its sole discretion, to pay tendering Unitholders prior to the Purchaser's receipt of such confirmation or the actual transfer of Units to the Purchaser (including upon the Purchaser's confirmation, to its reasonable satisfaction, that it will have the right to receive all allocations and distributions attributable to such Units). Upon the terms and subject to the conditions of the Offer, payment for the Units purchased pursuant to the Offer will in all cases be made by the Purchaser. If the Purchaser does not receive confirmation from the Partnership by February 29, 2004 that all Units tendered in the Offer have been transferred to the Purchaser, it will return to Unitholders promptly after such date all Units with respect to which it has not received such confirmation.


        If any tendered Units accepted for payment are not purchased for any reason, the Agreement of Assignment and Transfer with respect to such Units not purchased will be of no force or effect from and after the date the Offer is terminated, and no payments (including, without limitation, interest payments) will be made in respect of such Units. If, for any reason whatsoever, acceptance for payment of, or payment for, any Units tendered pursuant to the Offer is delayed or the Purchaser is unable to accept for payment, purchase or pay for the Units tendered pursuant to the Offer, then without prejudice to the Purchaser's rights under Section 13 - "Conditions of the Offer" (but subject to compliance with Rule 14e-1(c) under the Exchange Act), the Purchaser may, nevertheless, retain tendered Units, subject to any limitations of applicable law, and such Units may not be withdrawn except to the extent that the tendering Unitholders are entitled to withdrawal rights as described in Section 5 - "Withdrawal Rights."

        If, prior to the Expiration Date, the Purchaser increases the consideration offered to Unitholders pursuant to the Offer, such increased consideration will be paid for all Units accepted for payment pursuant to the Offer, whether or not such Units were tendered prior to such increase.

        Unless otherwise prohibited, the Purchaser reserves the right to transfer or assign, in whole or from time to time in part, the right to purchase Units tendered pursuant to the Offer, but any such transfer or assignment will not relieve the Purchaser of its obligations under the Offer or prejudice the rights of tendering Unitholders to receive payment for Units validly tendered and accepted for payment pursuant to the Offer.

SECTION 4  PRORATION.

        If not more than 13,160 Units are validly tendered and not properly withdrawn on or prior to the Expiration Date, the Purchaser, upon the terms and subject to the conditions of the Offer, will accept for payment all such Units so tendered.

        If more than 13,160 Units are validly tendered and not properly withdrawn on or prior to the Expiration Date, the Purchaser, upon the terms and subject to the conditions of the Offer, will accept for payment and pay for an aggregate of 13,160 Units so tendered, on a pro rata basis according to the number of Units validly tendered by each Unitholder and not properly withdrawn on or prior to the Expiration Date, with appropriate adjustments (if necessary) to avoid tenders of fractional Units and purchases that may otherwise violate the Partnership Agreement, where applicable.

        In the event that proration is required, the Purchaser will determine the precise number of Units to be accepted and will forward payment together with a notice explaining the final results of the proration as soon as practicable. The Purchaser will not pay for any Units tendered until after the final proration factor has been determined, which it expects will be accomplished prior to consummation of the Offer.

        In the event that proration of tendered Units is required, and because of the difficulty of determining the proration results, the Purchaser may not be able to announce the final results of such proration until at least approximately seven business days after the Expiration Date. Subject to the terms and conditions of the Offer, including the provisions of Sections 7.1, 7.2 and 7.3 of the Partnership Agreement, and the Purchaser's obligation under Rule 14e-1(c) under the Exchange Act to pay Unitholders the Offer Price in respect of Units tendered or to return those Units promptly after the termination or withdrawal of the Offer, the Purchaser does not intend to pay for any Units accepted for payment pursuant to the Offer until the final proration results are known.

SECTION 5  WITHDRAWAL RIGHTS.

        Except as otherwise provided in this Section 5, all tenders of Units pursuant to the Offer are irrevocable, provided that Units tendered pursuant to the Offer may be withdrawn at any time prior to the Expiration Date, and, if and to the extent tendered Units have not been accepted for payment by January 11, 2004 (the 60th day from the Offer Date), at any time thereafter.


        For withdrawal to be effective, a written notice of withdrawal must be timely postmarked and mailed by the Unitholder (i.e., a valid notice of withdrawal must be postmarked and mailed after November 13, 2003 but on or before December 22, 2003, or such other date to which this Offer may be extended) to the Depositary at the address set forth in the enclosed Agreement of Assignment and Transfer. Any such notice of withdrawal must specify the name of the person who tendered the Units to be withdrawn, must be signed by the same person(s) who signed the Agreement of Assignment and Transfer and must also contain a Medallion Signature Guarantee. If the Units are held in the name of two or more persons, all such persons must sign the notice of withdrawal.


        If purchase of, or payment for, Units is delayed for any reason (including because of the terms of the Offer or Sections 7.1, 7.2 or 7.3 of the Partnership Agreement), or if the Purchaser is unable to purchase or pay for Units for any reason, then, without prejudice to the Purchaser's rights under the Offer, tendered Units may be retained by the Purchaser and may not be withdrawn except to the extent that tendering Unitholders are entitled to withdrawal rights as set forth in this Section 5, subject to Rule 14e-1(c) under the Exchange Act, which provides, in part, that no person who makes a tender offer shall fail to pay the consideration offered or return the securities (i.e., Units) deposited by or on behalf of security holders promptly after the termination or withdrawal of the tender offer.

        All questions as to the form and validity (including time of receipt or mailing) of notices of withdrawal will be determined by the Purchaser, in its sole discretion, which determination shall be final and binding. Neither the Purchaser nor any other person will be under any duty to give notification of any defects or irregularities in any notice of withdrawal or will incur any liability for failure to give any such notification.

        Any Units properly withdrawn will be deemed not to be validly tendered for purposes of the Offer. Withdrawn Units may be re-tendered, however, by following the procedures described in Section 2 - "Procedures for Tendering Units" at any time prior to the Expiration Date.

SECTION 6  EXTENSION OF TENDER PERIOD; TERMINATION; AMENDMENT.

        The Purchaser expressly reserves the right, in its sole discretion and regardless of whether any of the conditions set forth in Section 13 - "Conditions of the Offer" shall have been satisfied, at any time and from time to time, to:

..    extend the period of time during which the Offer is open and thereby delay acceptance for payment of, and the payment for, validly tendered Units;

..    upon the occurrence or failure to occur of any of the conditions specified in Section 13 - "Conditions of the Offer," to terminate the Offer at any time on or prior to the Expiration Date and not accept for payment any Units not theretofore accepted for payment or paid for; and

..    amend the Offer in any respect, including, without limitation, by increasing or decreasing the consideration offered or the number of Units being sought in the Offer or both or changing the type of consideration. Any extension, termination or amendment will be followed as promptly as practicable by public announcement, the announcement in the case of an extension to be issued no later than 9:00 a.m., New York Time, on the next business day after the previously scheduled Expiration Date, in accordance with the public announcement requirement of Rule 14e-1(d) under the Exchange Act. Without limiting the manner in which the Purchaser may choose to make any public announcement, except as provided by applicable law (including Rules 14d-4(c) and 14d-6(d) under the Exchange Act), the Purchaser will have no obligation to publish, advertise or otherwise communicate any such public announcement, other than by issuing a release to the Dow Jones News Service. The Purchaser may also be required by applicable law to disseminate to Unitholders certain information concerning the extensions of the Offer or any other material changes in the terms of the Offer.


        If the Purchaser extends the Offer or if the Purchaser (whether before or after its acceptance for payment of Units) is delayed in its payment for Units or is unable to pay for Units pursuant to the Offer for any reason (including because of the terms of the Offer or Sections 7.1, 7.2 or 7.3 of the Partnership Agreement), then, without prejudice to the Purchaser's rights under the Offer, the Purchaser may retain tendered Units on behalf of the Purchaser, and such Units may not be withdrawn except to the extent tendering Unitholders are entitled to withdrawal rights as described in Section 5 - "Withdrawal Rights." However, the ability of the Purchaser to delay payment for Units that the Purchaser has accepted for payment is limited by Rule 14e-1(c) under the Exchange Act, which requires that the Purchaser pay the consideration offered or return the securities deposited by or on behalf of holders of securities promptly after the termination or withdrawal of the Offer. If the Purchaser does not receive confirmation from the Partnership by February 29, 2004 that all Units tendered in the Offer have been transferred to the Purchaser, it will return to Unitholders promptly after such date all Units with respect to which it has not received such confirmation.

        If the Purchaser makes a material change in the terms of the Offer or the information concerning the Offer or waives a material condition of the Offer, the Purchaser will extend the Offer to the extent required by Rules 14d-4(c), 14d-6(d) and 14e-1(c) under the Exchange Act. The minimum period during which an offer must remain open following a material change in the terms of the Offer (or a waiver of a material condition of the Offer) or information concerning the Offer, other than a change in price or a change in percentage of securities sought, will depend upon the facts and circumstances, including the relative materiality of the change in the terms or information, but is generally required to be at least five business days from the date that notice of such material change (or waiver of a material condition of the Offer) is first published, sent or given to Unitholders. With respect to a change in price (including any reduction in price resulting from a cash distribution by the Partnership made or declared on or after the Offer Date) or a change in percentage of securities sought (other than an increase of not more than 2% of the Units sought), a minimum ten business-day period is generally required to allow for adequate dissemination to security holders and for investor response. As used in this Offer to Purchase, "business day" means any day other than a Saturday, Sunday or a federal holiday, and consists of the time period from 12:01 a.m. through 12:00 midnight, New York Time on such day.


SECTION 7  CERTAIN FEDERAL INCOME TAX CONSEQUENCES

        The following summary is a general discussion of certain federal income tax consequences of a sale of Units by Unitholders (who are the beneficial owners of such Units) pursuant to the Offer assuming that the Partnership is a partnership for federal income tax purposes and that it is not a "publicly traded partnership" taxable as a corporation as defined in Section 7704 of the Internal Revenue Code. This summary is based on the Internal Revenue Code, applicable Treasury Regulations thereunder, administrative rulings, practice and procedures and judicial authority as of the date of the Offer. All of the foregoing are subject to change (possibly with retroactive effect) or different interpretations, and any such change or interpretation could affect the continuing accuracy of this summary. There can be no assurance that the IRS will not challenge one or more of the tax consequences described herein, and we have not obtained, nor do we currently intend to obtain, a ruling from the IRS with respect to the U.S. federal income tax consequences of the Offer. This summary does not discuss all aspects of federal income taxation that may be relevant to a particular Unitholder in light of such Unitholder's specific circumstances (for example, persons subject to the alternative minimum tax provisions of the Code or Unitholders whose "functional currency" is not the U.S. dollar). Also, it is not intended to be wholly applicable to, or exhaustive for, all categories of Unitholders, some of which (for example, Puerto Rican residents, dealers in securities or currencies, traders in securities that elect to use a mark-to-market method of accounting, banks, thrifts, regulated investment companies, insurance companies, tax-exempt organizations and persons holding Units as part of a hedging, conversion, constructive sale, constructive ownership or integrated transaction or straddle under the Code) may be subject to special rules. The discussion also does not discuss any aspect of state, local or foreign law or U.S. federal estate and gift tax law as applicable to Unitholders. Sales of Units pursuant to the Offer will be taxable transactions for federal income tax purposes, and may also be taxable transactions under applicable state, local, foreign and other tax laws. This discussion is limited to Unitholders who hold their Units as "capital assets" within the incoming of Code Section 1221.

WE URGE UNITHOLDERS TO CONSULT THEIR OWN TAX ADVISORS WITH RESPECT TO THE TAX CONSEQUENCES TO THEM OF THE OFFER IN LIGHT OF THEIR OWN PARTICULAR CIRCUMSTANCES, INCLUDING THE TAX CONSEQUENCES UNDER THE U.S. FEDERAL INCOME TAX, THE U.S. ESTATE AND GIFT TAX, THE U.S. ALTERNATIVE MINIMUM TAX, AS WELL AS UNDER STATE, LOCAL, FOREIGN AND OTHER TAX LAWS, AND THE POSSIBLE EFFECTS OF CHANGES IN U.S. FEDERAL OR OTHER TAX LAWS.

        Consequences to Tendering Unitholder. A Unitholder will recognize gain or loss on a sale of Units pursuant to the Offer equal to the difference between
(i) the Unitholder's "amount realized" on the sale and (ii) the Unitholder's adjusted tax basis in the Units sold. The "amount realized" with respect to a Unit sold pursuant to the Offer will be a sum equal to the amount of cash received by the Unitholder for the Unit plus the amount of Partnership liabilities allocable to the Unit (as determined under Code Section 752). The amount of a Unitholder's adjusted tax basis in Units sold pursuant to the Offer will be based upon its single "unitary" tax basis in its Partnership interest, will vary depending upon the Unitholder's particular circumstances, and will be affected by both allocations of Partnership income, gain or loss, and any cash distributions made by the Partnership to a Unitholder with respect to such Units. In this regard, tendering Unitholders will generally be allocated a pro rata share of the Partnership's taxable income or loss with respect to Units sold pursuant to the Offer through the last day of the month following the effective date of the sale and by tendering will not receive any further cash distributions (including any made or declared on or after the Offer Date).

        Any such gain or loss recognized on the sale of Units pursuant to the Offer generally will be capital gain or loss and will be long-term capital gain or loss if the Partnership interest represented by the Units sold has been held for more than 12 months at the time of the sale. However, a Unitholder will recognize ordinary gain or loss on sale of Units pursuant to the Offer in an amount equal to the sold Units' allocable share of the ordinary gain or loss that would have been realized by the Partnership if the Partnership sold, at fair market value at the time of the sale of the Units, all of its "inventory items" and "unrealized receivables" as defined in Section 751 of the Code. The excess of the overall amount recognized by the Unitholder on sale of Units pursuant to the Offer over the Unitholder's allocable share of this ordinary gain or loss will generally be treated as the amount realized in respect of the Units as a capital asset (to determine the Unitholder's capital gain or loss). A Unitholder who sells Units pursuant to this Offer must file an information statement with his or her federal income tax return for the year of the sale which provides the information specified in Treasury Regulation Section 1.751-1(a)(3).

        Under Code Section 469, a non-corporate taxpayer or personal service corporation can deduct passive activity losses in any year only to the extent of such person's passive activity income for such year. Closely held corporations (other than personal services corporations) may deduct passive activity losses against "net active income" but may not offset such losses against so-called "portfolio" income. Passive activity losses that are limited under these rules may generally be carried forward to future years and deducted subject to application of the passive activity loss limitations in those years. A Unitholder with "suspended" passive activity losses from the Partnership that disposes of all of his Units pursuant to the Offer generally will be entitled to deduct such passive activity losses in the year of sale.

        Under section 465 of the Code, the amount of Partnership loss that Unitholder which is a non-corporate taxpayer or a closely held C corporation may deduct is limited to the amount that such Unitholder has "at risk" with respect to the Partnership. Partnership losses that are not currently deductible under Code Section 465 may generally be carried forward to future years and deducted when the Unitholder's "at risk" amount increases with respect to the Partnership. Although not entirely clear, it appears that a Unitholder that sells Units pursuant to the Offer should be permitted to deduct previously disallowed losses under Code Section 465 at the time of such sale to the extent such losses have reduced the Unitholder's tax basis in its Partnership interest.

        Under section 704(d) of the Code, the amount of Partnership loss that Unitholder may deduct is limited to the Unitholder's adjusted tax basis in its Partnership interest, in the case where the Unitholder sells all of its Units, at the time of sale, and if the Unitholder sells less than all its Units, apparently at the end of the relevant Partnership taxable year. Partnership losses that are not currently deductible under Code Section 704(d) may generally be carried forward to future years and deducted when the Unitholder's adjusted tax basis in its Units otherwise increases. A Unitholder that sells Units pursuant to the Offer will not be permitted to deduct previously disallowed losses under Code Section 704(d).

        Certain noncorporate Unitholders may be subject to backup withholding, at a rate of 28%, on amounts received for its Units. Backup withholding will not apply, however, to a holder who (1) furnishes a correct taxpayer identification number and certifies that the holder is not subject to backup withholding on IRS Form W-9 or a substantially similar form, (2) provides a certification of foreign status on an appropriate Form W-8 or successor form, or (3) is otherwise exempt from backup withholding. If a holder does not provide a correct taxpayer identification number on IRS Form W-9 or a substantially similar form, the holder may be subject to penalties imposed by the IRS. Amounts withheld, if any, are generally not an additional tax and may be refunded or credited against the holder's federal income tax liability, provided that the holder furnishes the required information to the IRS.

        A Unitholder may avoid backup withholding by properly completing and signing the Substitute Form W-9 incorporated as part of the Agreement of Assignment and Transfer.

        IF A UNITHOLDER WHO IS SUBJECT TO BACKUP WITHHOLDING DOES NOT PROPERLY COMPLETE AND SIGN THE SUBSTITUTE FORM W-9, THE PURCHASER WILL WITHHOLD 28% FROM PAYMENTS TO SUCH UNITHOLDER. SEE THE INSTRUCTIONS TO THE AGREEMENT OF ASSIGNMENT AND TRANSFER.

        Gain realized by a Unitholder who is not a U.S. person (as described below) on a sale of a Unit pursuant to the Offer may be subject to federal income tax. Under Section 1445 of the Code, the transferee of a partnership interest held by a foreign person may be required to deduct and withhold a tax equal to 10% of the amount realized on the disposition. The Purchaser will withhold 10% of the amount realized by a tendering Unitholder unless (a) the Unitholder properly completes and signs the FIRPTA Affidavit incorporated, signed under penalties of perjury, as part of the Agreement of Assignment and Transfer certifying the Unitholder's TIN, that such Unitholder is not a foreign person and the Unitholder's address or (b) the Purchaser receives a statement by the Partnership, signed by the General Partner under penalty of perjury, no earlier than 30 days before the transfer, certifying that 50% or more of the value of the Partnership's gross assets does not consist of U.S. real property interests, and that 90% or more of the value of the gross assets of the Partnership does not consist of U.S. real property interests plus cash or cash equivalents. Amounts withheld would be creditable against a Unitholder's U.S. federal income tax liability and, if in excess thereof, a refund could be obtained from the Internal Revenue Service.

        As used herein, a Unitholder generally is not a U.S. person if it is not any of (a) a U.S. citizen or resident (as defined in Section 7701(b) of the Code) of the United States (unless such person is not treated as a resident of the U.S. under an applicable income tax treaty), (b) a corporation formed under the laws of the United States or any political subdivision of the United States,
(c) an estate, the income of which is subject to U.S. federal income taxation regardless of its source or (d) a trust subject to the primary supervision of a court within the United States and the control of a United States person as described in Section 7701(a)(30) of the Code.

        Consequences to a Non-Tendering Unitholder. The Purchaser does not anticipate that a Unitholder who does not tender his or its Units will realize any material tax consequences as a result of the election not to tender. However, if there is a sale or exchange of 50% or more of the total Units in Partnership capital and profits within a 12-month period (including those transferred as a result of the Offer), a termination of the Partnership for federal income tax purposes would occur, and the taxable year of the Partnership would close. In the case of such a sale or exchange, the assets and liabilities of the Partnership would be treated as contributed to a new partnership (or an association taxable as a corporation). The Partnership will then be deemed to distribute to its Unitholders interests in the new partnership in a deemed liquidation of the Partnership. The Purchaser has not, however, had access to complete information concerning assignments of Units and cannot, therefore, be certain that the Partnership will not terminate for tax purposes as a result of sales pursuant to the Offer. The consequences of a termination of the Partnership could include changes in the methods of depreciation available to the Partnership for tax purposes and possibly other consequences the extent of which cannot be determined by the Purchaser without access to the books and records of the Partnership. In addition, a termination of the Partnership could cause the Partnership or its assets to become subject to unfavorable statutory or regulatory changes enacted or issued prior to the termination but previously not applicable to the Partnership or its assets because of protective "transitional" rules. The Purchaser has reserved the right not to purchase Units to the extent such purchase would cause a termination of the Partnership for federal income tax purposes.

        Based upon its current knowledge, the Purchaser does not believe, although it cannot guarantee, that completion of its Offer would cause the Partnership to become a "publicly-traded partnership," taxable as a corporation for U.S. federal income tax purposes. Further, the Purchaser believes that completion of the Offer could only cause the Partnership to be taxable as a "publicly traded partnership" if completion of the Offer resulted in interests in the Partnership being "readily tradable on a secondary market" (or the substantial equivalent thereof).

        For this purpose, a "secondary market" in the Partnership's interests would generally be indicated by the existence of a person making a market in such interests. The "substantial equivalent of a secondary market" for Partnership interests generally would exist where Unitholders have a readily available, regular and ongoing opportunity to sell or exchange his interests through a public means of obtaining or providing information of offers to buy, sell or exchange Partnership interests. However, unless the offers to buy or sell Partnership interests are normally accepted in a time frame comparable to that which would be available on a secondary market, the interests will not be considered readily tradable on the substantial equivalent of a secondary market.

        U.S. Treasury Regulations provide certain safe harbors that, if satisfied by the Partnership, will result in interests in the Partnership not being treated as readily tradable on a secondary market or the substantial equivalent thereof. The Partnership may not recognize the tender of Units pursuant to the Offer to the extent it does not comply with a safe harbor. See
Section 8 -- Effects of the Offer. The Purchaser has reserved the right not to purchase Units to the extent such purchase would cause the Partnership to be treated as a "publicly traded partnership" taxable as a corporation under the Code.

        Consequences to a Tax-Exempt Unitholder. Although certain entities are generally exempt from federal income taxation, such tax-exempt entities (including Individual Retirement Accounts ("IRAs")), are subject to federal income tax on any "unrelated business taxable income" ("UBTI"). UBTI generally includes, among other things, income (other than, in the case of property which is not "debt-financed property," interest, dividends, real property rents not dependent upon income or profits of the tenant, and gain from disposition of non-inventory property) derived by certain trusts (including IRAs) from a trade or business or by certain other tax-exempt organizations from a trade or business, the conduct of which is not substantially related to the exercise of such organization's charitable, educational or other exempt purpose and income to the extent derived from debt-financed property. Subject to certain exceptions, "debt-financed property" is generally any property which is held to produce income and with respect to which there is an "acquisition indebtedness" at any time during the taxable year. Acquisition indebtedness is generally the unpaid amount of indebtedness incurred by a tax-exempt entity directly or through a partnership (i) in acquiring or improving a property, (ii) before acquiring or improving a property if the indebtedness would not have been incurred but for such acquisition or improvement or (iii) after acquiring or improving a property if the indebtedness would not have been incurred but for such acquisition or improvement and the incurrence of such indebtedness was reasonably foreseeable at the time of the acquisition or improvement.

        To the extent the Partnership holds debt-financed property or inventory or other assets as a dealer, a tax-exempt Unitholder (including an IRA) could realize UBTI on the sale of a Unit. In addition, a tax-exempt Unitholder will realize UBTI upon the sale of a Unit, if such Unitholder acquired its Units with acquisition indebtedness.

        EACH TAX-EXEMPT UNITHOLDER SHOULD CONSULT ITS TAX ADVISOR AS TO THE PARTICULAR TAX CONSEQUENCES TO SUCH UNITHOLDER OF SELLING OR NOT SELLING UNITS PURSUANT TO THE OFFER.

SECTION 8  EFFECTS OF THE OFFER.

        Certain Restrictions on Transfer of Interests. Section 7.1B of the Partnership Agreement restricts transfers of Units if, among other things, a transfer would cause the Partnership to be treated as an association taxable as a corporation for Federal income tax purposes or, when added to the total of all other sales of interests within the preceding 12 months, would result in the Partnership being considered to have terminated within the meaning of Section 708 of the Code (which termination will occur when Units representing 50% or more of the total Partnership capital and profits are transferred within a 12-month period). The terms of such Section also expressly authorize the General Partner to enforce such provision by suspending transfers if and when any such transfer would result in the transfer of 40% or more of the interests in the Partnership.


        According to the Partnership's Schedule 14D-9, it has been the Partnership's practice to limit transfers of Units with any tax year to no more than 4.8% of the outstanding Units in order to stay within certain safe harbor tax provisions, so that the Partnership is not classified as a "publicly traded partnership" taxable as a corporation. According to the Partnership's Schedule 14D-9, as of November 26, 2003, the Partnership had used all of its capacity for transfers and had met the 4.8% cap for the Partnership's 2003 tax year, and the Partnership will not recognize any further transfers in 2003.

        Consequently, sales of Units in the secondary market and in private transactions following completion of the Offer may be restricted, and the Partnership may not process any requests for recognition of transfers of Units which the General Partner believes may cause a tax termination or cause the Partnership to be treated as an association taxable as a corporation under the Code. The Purchaser does not intend to purchase Units to the extent any of such purchases would cause a termination of the Partnership or cause the Partnership to be treated as an association taxable as a corporation under the Code. See
Section 13 - "Conditions of the Offer."


        Effect on Trading Market. If a substantial number of Units are purchased pursuant to the Offer, the result will be a reduction in the number of Unitholders. In the case of certain kinds of equity securities, a reduction in the number of security holders might be expected to result in a reduction in the liquidity and volume of activity in the trading market for the security. In this case, however, there is a limited and sporadic trading market for the Units, and, therefore, the Purchaser does not believe a reduction in the number of Unitholders will materially further restrict the Unitholders' ability to find purchasers for their Units.

        The Partnership disclosed in its 2002 Form 10-K that there is no public market for the Units, and it is not anticipated that a public market will develop.

        Voting Power of Purchaser. Depending on the number of Units acquired by the Purchaser pursuant to the Offer, the Purchaser may have the ability to exert certain influence on matters subject to the vote of Unitholders, unless otherwise prohibited.


        Registration under Section 12(g) of the Exchange Act. The Units are registered under the Exchange Act, which requires, among other things, that the Partnership furnish certain information to its Unitholders and to the SEC and comply with the SEC's proxy rules in connection with meetings of, and solicitation of consents from, Unitholders. Neither the Purchaser nor any of the Co-Bidders nor, to the best of their knowledge, any of the persons listed on
Schedule I hereto expects or intends that consummation of the Offer will cause the Units to cease to be registered under Section 12(g) of the Exchange Act. As of the date of the Partnership's 2002 Form 10-K, there were approximately 11,830 Unitholders. If the Units were to be held by fewer than 300 persons, the Partnership could apply to de-register the Units under the Exchange Act. Because the Units are widely held, however, the Purchaser and the Co-Bidders and, to the best of their knowledge, the persons listed on Schedule I hereto expect that even if the Purchaser purchases the maximum number of Units in the Offer, the Units will continue to be held of record by more than 300 persons.

SECTION 9  PURPOSE OF THE OFFER; FUTURE PLANS.


        Purpose of the Offer. The purpose of the Offer is to enable the Purchaser to acquire a significant interest in the Partnership for investment purposes based on the expectation of the Purchaser and the Co-Bidders and, to the best of their knowledge, the persons listed on Schedule I hereto that there may be underlying value in the Partnership's property. Neither the Purchaser nor any of the Co-Bidders nor, to the best of their knowledge, any of the persons listed on Schedule I hereto currently intends to change the management or operation of the Partnership or has current plans or proposals for any extraordinary transaction involving the Partnership, such as a merger, reorganization or liquidation involving the Partnership, the sale or transfer of any material amount of assets of the Partnership, any material change in the capitalization or dividend policy of the Partnership or any other material change in the Partnership's company or business. However, these plans could change at any time in the future. The purchase of the Units will allow the Purchaser to benefit from any combination of the following, among other things,
(i) any cash distributions from Partnership operations in the ordinary course of business, (ii) any distributions of net proceeds from the sale of any assets, if any, (iii) any distributions of net proceeds from the liquidation of the Partnership, (iv) cash that the Partnership may retain or distribute as a result of a redemption of Units and (v) sale of the Units.


        Following the completion of the Offer, the Purchaser, or its affiliates, may acquire additional Units, to the extent permitted by the Partnership Agreement. Any such acquisitions may be made through open market purchases, privately negotiated purchases, one or more future tender offers or by any other means deemed advisable or appropriate. Any such acquisitions may be for consideration greater or lesser than the consideration to be paid for the Units purchased pursuant to the Offer. We also reserve the right to dispose of the Units that we may acquire.


        The Purchaser is acquiring the Units pursuant to the Offer solely for investment purposes. Although neither the Purchaser nor any of the Co-Bidders nor, to the best of their knowledge, any of the persons listed on Schedule I hereto has any present intention to seek control of the Partnership or to change the management or operations of the Partnership, the Purchaser reserves the right, at an appropriate time, to exercise limited partner and other rights, including rights relating to limited partner votes concerning management of the Partnership and its property, sales of the Partnership's property and liquidation and dissolution of the Partnership.


SECTION 10  THE BUSINESS OF THE PARTNERSHIP.


        Information included herein concerning the Partnership is derived from the Partnership's publicly-filed reports. Additional financial and other information concerning the Partnership is contained in the Partnership's Annual Reports on Form 10-K, Quarterly Reports on Form 10-Q and other filings with the SEC. Such reports and other documents may be examined and copies may be obtained from the offices of the SEC at 450 Fifth Street, N.W., Washington, D.C. 20549, and at the SEC's Web site at http://www.sec.gov. Copies should be available by mail upon payment of the SEC's customary charges by writing to the SEC's principal offices at 450 Fifth Street, N.W., Washington, D.C. 20549. Although the Purchaser has no knowledge that would indicate that any of the information extracted from such reports and included in this Offer to Purchase is inaccurate or incomplete, because the Purchaser was not involved in the preparation of such information and is not affiliated with the Partnership or the General Partner, the Purchaser is not in the position to verify any such information.


        The Partnership was formed to acquire, finance, hold, develop, improve, maintain, operate, lease, sell, exchange, dispose of and otherwise invest in and deal with media businesses and direct and indirect interests therein.

        The Partnership was organized on February 1, 1985. The General Partner is a joint venture, organized as a general partnership under New York law, between RP Media Management ("RPMM") and ML Media Management Inc. ("MLMM"). MLMM is an indirect wholly-owned subsidiary of Merrill Lynch & Co., Inc. and an affiliate of Merrill Lynch, Pierce, Fenner & Smith Incorporated. RPMM was organized as a general partnership under New York law, consisting of The Elton
H. Rule Company and IMP Media Management Inc. As a result of the death of Elton
H. Rule, the owner of The Elton H. Rule Company, the general partner interest of The Elton H. Rule Company was acquired by IMP Media Management, Inc., a company controlled by I. Martin Pompadur, and a corporation wholly-owned by Mr. Pompadur.

        As of September 26, 2003, the Partnership's sole remaining operating investment in media properties was its 50% interest in Century/ML Cable Venture (the "Venture"), a joint venture with Century Communications Corp. ("Century"), a subsidiary of Adelphia Communications Corporation ("Adelphia"), that owns two cable television systems in Puerto Rico. On December 13, 2001, the Partnership entered into a Leveraged Recapitalization Agreement (the "Recapitalization Agreement") pursuant to which the Venture agreed to redeem the Partnership's 50% interest in the Venture at a closing to be held on September 30, 2002, for a purchase price of $279.8 million. Highland Holdings ("Highland"), a Pennsylvania general partnership owned by members of the Rigas family (the then controlling shareholders of Adelphia), agreed to arrange financing for the Venture in the amount required to redeem the Partnership's interest in the Venture and Adelphia agreed to guaranty the financing. If the Venture failed for any reason to redeem the Partnership's 50% interest in the Venture, the Recapitalization Agreement required Adelphia to purchase the Partnership's interest in the Venture at the same price and on the same terms that applied to the redemption in the Recapitalization Agreement. Century pledged its 50% interest in the Venture as security for Adelphia's obligation to consummate the purchase of the Partnership's interest in the Venture if the Venture failed to redeem the interest.

        On June 12, 2002, the Partnership commenced an action against the Venture, Adelphia and Highland in New York Supreme Court, New York County, seeking specific performance of the Recapitalization Agreement and compensatory and punitive damages for breach by the defendants, including, but not limited to, payment of the full purchase price of $279.8 million for the Partnership's interest in the Venture.

        Century and Adelphia removed the Partnership's action to the United States Bankruptcy Court for the Southern District of New York. Following Adelphia's Chapter 11 bankruptcy filing on June 25, 2002, the Partnership's actions were consolidated as adversary proceedings before the Bankruptcy Judge overseeing Adelphia's bankruptcy.

        On June 21, 2002, the Bankruptcy Judge permitted the Partnership to withdraw the $10 million that had been deposited in escrow by Highland as security for Highland's, Adelphia's and the Venture's performance of their obligations under the Recapitalization Agreement.

        The Partnership amended its complaint to add Century as a defendant as well, and seeks damages for breach of the Recapitalization Agreement from all four defendants (the Venture, Adelphia, Century and Highland), as well as specific performance by Adelphia and Century of their obligations to turn over management rights of the Venture to the Partnership. Thereafter, the Partnership moved for judgment as a matter of law against all four defendants, and each of the defendants moved to dismiss the amended complaint. On January 17, 2003, the Bankruptcy Court denied defendants' motions, denied the Partnership's motion in part and granted the Partnership's motion in part, holding that, to the extent the Recapitalization Agreement is an enforceable contract, all defendants were in default under that contract by no later than October 1, 2002, the last possible date for consummation of the transactions contemplated by the Recapitalization Agreement.

        Thereafter, on January 27, 2003, Adelphia and Century filed counterclaims, seeking to have the Recapitalization Agreement declared unenforceable as a fraudulent conveyance and on the ground that the Recapitalization Agreement was procured by the alleged fraud of the Rigas family on Adelphia, and seeking additional unspecified damages. The Venture filed nearly identical counterclaims on April 30, 2003, seeking to have its own obligations under the Recapitalization Agreement declared unenforceable. Because the Partnership has sued Adelphia, Century, the Venture and Highland seeking to enforce its claim under the Recapitalization Agreement, and because the Partnership claims entitlement to the recovery of its damages and/or the sale proceeds from any of those entities, including the Venture, the Partnership is "adverse" to the Venture for this purpose, and the Venture has separate counsel. The Partnership has moved to have each of these counterclaims dismissed as a matter of law and to have defendants' affirmative defenses stricken. Those motions have been briefed, oral arguments occurred on September 5, 2003 and the Partnership is awaiting decisions from the Court.

        On March 31, 2003, the Bankruptcy Court refused to turn over day-to-day management rights over the Venture to the Partnership, but granted the Partnership's motion requiring Adelphia and Century to accept or reject the Recapitalization Agreement by no later than June 30, 2003. Adelphia and Century have elected to reject the Recapitalization Agreement, an election that will be treated under the bankruptcy laws as a breach of the Recapitalization Agreement by Adelphia and Century (giving the Partnership a claim for damages against Adelphia and Century, payable through the bankruptcy proceedings of those entities, if the Recapitalization Agreement is held to be enforceable). As noted above, because each of Adelphia, Century, the Venture and Highland are jointly and severally obligated under the Recapitalization Agreement, the Partnership will be entitled to satisfy any judgment for damages from the assets of the Venture (which has sufficient net assets to satisfy such judgment) as well as from Adelphia, Century and Highland.

        Adelphia and Highland also seek recovery of the $10 million which had been deposited into escrow as security for Highland's, Adelphia's and the Venture's performance of their obligations under the Recapitalization Agreement and which the Bankruptcy Judge permitted the Partnership to withdraw in June 2002.

        Discovery proceedings with regard to the Partnership's claims and Adelphia and Century's counterclaims have begun. However, due to the existence of criminal prosecutions against the Rigas family, the former controlling shareholders of Adelphia, the Partnership's matter will not go to trial this year and difficult to predict when it will do so.

        Distributions. According to the 2002 Form 10-K, the Partnership does not distribute dividends, but rather distributes distributable cash from operations, distributable refinancing proceeds and distributable sale proceeds, to the extent available. In 2000, $1.5 million ($7.90 per Unit) was distributed to the Partnership's limited partners and $15,001 to the General Partner from the discharge of proceeds that were deposited into escrow upon the sale of a radio station serving Cleveland, Ohio. In May 2001, $12.4 million ($65.90 per Unit) was distributed to the Partnership's limited partners and $125,139 to the General Partner from the discharge of proceeds that were deposited into escrow upon the sale of radio stations serving Cleveland, Ohio, Westport and Bridgeport, Connecticut and Anaheim, California. In January 2002, $49.4 million ($263 per Unit) was distributed to the Partnership's limited partners and $499,418 to the General Partner from the release of reserves from the sale of several cable television systems in California, as well as operating cash balances held by the Partnership. The Partnership's Schedule 14D-9, that the Partnership does not expect to make any further distributions to the Partnership's limited partners until the resolution of the Venture Litigation and the disposition of the Partnership's interest in the Venture.

        Financial Data. According to the Third Quarter 2003 Form 10-Q, for the reasons set forth below, the Partnership has not been able to prepare financial statements for any period subsequent to September 29, 2000.

        The financial statements of the Venture are a material component of the Partnership's financial statements. Under the terms of the joint venture agreement relating to the Venture, Adelphia has the responsibility for maintaining the books and records of the Venture. Although Adelphia had previously furnished to the Partnership audited financial statements of the Venture for the year ended December 31, 2000, the Partnership has raised questions with respect to certain items in those financial statements. The Partnership has not received satisfactory responses from Adelphia with respect to such questions. In addition, Deloitte & Touche LLP, the auditors of the Venture, has retracted its audit of the Venture for the years ended December 31, 1999, 2000 and 2001. In consideration of these circumstances, the Partnership has determined that it is inappropriate to file financial statements that rely on information contained in the financial statements of the Venture for the years ended December 31, 2000 and 2001. Additionally, audited statements of the Venture for the year ended December 31, 2002 have not been released as of the date of the Third Quarter 2003 Form 10-Q. Accordingly, it is not possible to provide in this Offer to Purchase financial information with respect to the Partnership.

SECTION 11  CERTAIN INFORMATION CONCERNING THE PURCHASER.


        The Purchaser, a limited liability company organized under the laws of the State of Delaware, is controlled by its members, Aquitania, Aquitania QP and Mauretania and its manager, Providence Capital. Aquitania, Aquitania QP and Mauretania are controlled by their general partner, Providence Capital. Aquitania, Aquitania QP and Mauretania are investment funds. Providence Capital is a privately held investment management firm. Neither the Purchaser nor any of the Co-Bidders is affiliated with the Partnership or the General Partner. In addition, none of Merrill Lynch & Co., Inc., the General Partner, ML Leasing Management, Inc. or the Partnership or their respective affiliates or subsidiaries are parties to the Offer. For information concerning the Purchaser and the Co-Bidders, please refer to Schedule I attached hereto. The principal business address of the Purchaser and the Co-Bidders is 261 School Avenue, Suite 400, Excelsior, Minnesota 55331. The principal business telephone number of the Purchaser and the Co-Bidders is 1-952-401-6100.

        Providence Capital will cause Aquitania, Aquitania QP and Mauretania to contribute to the Purchaser the funds necessary to fund the acquisition of all Units tendered in the Offer and all anticipated costs and expenses related thereto from their available liquid assets. The Purchaser is not a public company and has not prepared audited financial statements. The Purchaser and the Co-Bidders have aggregate net assets in excess of $150 million. The Purchaser is a newly-formed entity with nominal net assets.

        Except as otherwise set forth herein, (i) neither the Purchaser nor any of the Co-Bidders nor, to the best of their knowledge, any of the persons listed on Schedule I hereto nor any affiliate of any of the foregoing beneficially owns or has a right to acquire any Units, (ii) neither the Purchaser nor any of the Co-Bidders nor, to the best of their knowledge, any of the persons listed on
Schedule I hereto nor any affiliate, director, executive officer or subsidiary of any of the foregoing has effected any transaction in the Units within the past 60 days, (iii) neither the Purchaser nor any of the Co-Bidders nor, to the best of their knowledge, any of the persons listed on Schedule I hereto nor any affiliate of the foregoing has any contract, arrangement, understanding or relationship with any other person with respect to any securities of the Partnership, including, but not limited to, contracts, arrangements, understandings or relationships concerning the transfer or voting thereof, joint ventures, loan or option arrangements, puts or calls, guarantees of loans, guarantees against loss or the giving or withholding of proxies, consents or authorizations, (iv) there have been no transactions or business relationships which would be required to be disclosed under the rules and regulations of the SEC between the Purchaser or any of the Co-Bidders or, to the best of their knowledge, any of the persons listed on Schedule I hereto or any affiliate of the foregoing, on the one hand, and the Partnership or its affiliates, on the other hand, (v) there have been no contracts, negotiations or transactions between the Purchaser or any of the Co-Bidders or, to the best of their knowledge, any of the persons listed on
Schedule I hereto or any affiliate of the foregoing, on the one hand, and the Partnership or its affiliates, on the other hand, concerning a merger, consolidation or acquisition, tender offer or other acquisition of securities, an election of directors or a sale or other transfer of a material amount of assets, (vi) neither the Purchaser nor any of the Co-Bidders nor, to the best of their knowledge, any of the persons listed on Schedule I hereto was convicted in a criminal proceeding during the past five years (excluding traffic violations or similar misdemeanors), and (vii) neither the Purchaser nor any of the Co-Bidders nor, to the best of their knowledge, any of the persons listed on
Schedule I hereto was a party to any judicial or administrative proceeding during the past five years (except for matters that were dismissed without sanction or settlement) that resulted in a judgment, decree or final order enjoining the person from future violations of, or prohibiting activities subject to, federal or state securities laws, or a finding of any violation of federal or state securities laws.


SECTION 12  SOURCE OF FUNDS.


        The Purchaser and the Co-Bidders and, to the best of their knowledge, the persons listed on Schedule I hereto expect that approximately $9,870,000 would be required to purchase all 13,160 Units sought pursuant to the Offer, if tendered, and an additional amount of approximately $400,000 may be required to pay related fees and expenses. The Purchaser and the Co-Bidders and, to the best of their knowledge, the persons listed on Schedule I hereto anticipate funding all of the purchase price and related expenses through the Co-Bidders' existing liquid capital reserves, which are committed to that purpose. Accordingly, there are no financing arrangements involving third parties that are necessary for completion of the Offer.


SECTION 13  CONDITIONS OF THE OFFER.

        Notwithstanding any other terms of the Offer and in addition to (and not in limitation of) the Purchaser's rights to extend and amend the Offer at any time in its sole discretion, the Purchaser shall not be required to accept for payment or, subject to any applicable rules or regulations of the SEC, to pay for, any Units tendered, and may postpone the acceptance for payment or, subject to the restriction referred to above, payment for any Units tendered, and may amend or terminate the Offer if (A) all authorizations, consents, orders or approvals of, or declarations or filings with, or expirations of waiting periods imposed by, any court, administrative agency or commission or other governmental authority or instrumentality, domestic or foreign, necessary for the consummation of the transactions contemplated by the Offer shall not have been filed, occurred or been obtained on or before the Expiration Date, or (B) at any time on or after the date of the Offer and before the Expiration Date: (i) (1) the Purchaser shall not have confirmed to its reasonable satisfaction that, upon purchase of the Units tendered pursuant to the Offer, the Purchaser shall have the right to receive all allocations and distributions attributable to such Units; (2) the Purchaser shall not have confirmed to its reasonable satisfaction that, upon purchase of the Units tendered pursuant to the Offer, the Purchaser shall have full rights to ownership as to all such Units and that the Purchaser shall become a registered owner on the books and records of the Partnership and that the Purchaser shall be the record owner for purposes of any distributions made by the Partnership to Unitholders; (3) the Purchaser shall not have confirmed to its reasonable satisfaction that, upon the purchase of the Units tendered pursuant to the Offer, the transfer restrictions applicable to the Units will have been satisfied; (4) the Purchaser shall not have confirmed to its reasonable satisfaction that, upon the purchase of the Units tendered pursuant to the Offer, the General Partner shall give its prior written consent to the Purchaser becoming a Substituted Limited Partner with respect to all Units tendered hereby; or (ii) a legal

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

or governmental action would prohibit the purchase of Units tendered pursuant to the Offer, including any circumstance described in clauses (a), (b), (c) or (i) below.

        Furthermore, notwithstanding any other term of the Offer, the Purchaser will not be required to accept for payment or pay for any Units not theretofore accepted for payment or paid for and may terminate or amend the Offer as to such Units if, at any time on or after the date of the Offer and before the Expiration Date, the Purchaser determines, in its reasonable judgment, that any of the following conditions exist:


        (a) a preliminary or permanent injunction or other order of any federal or state court, government or governmental authority or agency shall have been issued and shall remain in effect which, in the reasonable judgment of the Purchaser, (i) makes illegal, delays or otherwise directly or indirectly restrains or prohibits the making of the Offer or the acceptance for payment of or payment for any Units by the Purchaser, (ii) imposes, confirms or seeks to impose or confirm limitations on the ability of the Purchaser effectively to exercise full rights of ownership of any Units, including, without limitation, the right to vote any Units acquired by the Purchaser pursuant to the Offer or otherwise on all matters properly presented to the Partnership's Unitholders,
(iii) requires divestiture by the Purchaser of any Units, (iv) would reasonably be expected to cause any material diminution in the value of the Units, (v) would reasonably be expected to materially adversely affect the business, properties, assets, liabilities, financial condition, capitalization, partners' equity, licenses, franchises, tax status, operations, results of operations or prospects of the Purchaser, the Co-Bidders or the Partnership, (vi) challenges the acquisition by the Purchaser of the Units or seeks to obtain any material damages as a result thereof or (vii) challenges or materially adversely affects the Offer;

        (b) there shall be any action taken, or any statute, rule, regulation or order proposed, enacted, enforced, promulgated, issued or deemed applicable to the Offer by any federal or state court, government or governmental authority or agency, other than the application of the waiting period provisions of the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (the "HSR Act"), which would reasonably be expected to, directly or indirectly, result in any of the consequences referred to in clauses (i) through (vii) of paragraph
(a) above;

        (c) there shall have been threatened, instituted or be pending any action, proceeding, application, audit, claim or counterclaim by any government or governmental authority or agency, domestic or foreign, or by or before any court or governmental, regulatory or administrative agency, authority or tribunal, domestic, foreign or supranational, which would reasonably be expected to, directly or indirectly, result in any of the consequences referred to in clauses (i) through (vii) of paragraph (a) above;

        (d) any change or development shall have occurred or been threatened (or any condition, event or development involving a prospective change) since November 13, 2003 in the business, properties, assets, liabilities, financial condition, capitalization, partners' equity, licenses, franchises, tax status, operations, results of operations or prospects of the Partnership, which, in the reasonable judgment of the Purchaser, is or may be materially adverse to the Partnership, or the Purchaser shall have become aware of any fact that, in the reasonable judgment of the Purchaser, does or would reasonably be expected to have a material adverse effect on the value of the Units;

        (e) there shall have occurred (i) any general suspension of trading in, or limitation on prices for, securities on any national securities exchange or in the over-the-counter market in the United States, (ii) a declaration of a banking moratorium or any suspension of payments in respect of banks in the United States (whether or not mandatory), (iii) any limitation (whether or not mandatory) by any governmental authority, or other event which would reasonably be expected to have a material adverse effect, on the extension of credit by banks or lending institutions or result in any imposition of currency controls in the

United States, (iv) a commencement or escalation of a war or armed hostilities or other national or international calamity directly or indirectly involving the United States that, in each case, materially adversely affects the media industry or (v) a material change in United States or other currency exchange rates or a suspension of a limitation on the markets thereof;


        (f) it shall have been publicly disclosed or the Purchaser shall have otherwise learned that (i) more than 50% of the outstanding Units have been or are proposed to be acquired by another person (including a "group" within the meaning of Section 13(d)(3) of the Exchange Act) or (ii) any person or group that prior to such date had filed a Statement with the SEC pursuant to Section 13(d) or (g) of the Exchange Act has increased or proposes to increase the number of Units beneficially owned by such person or group as disclosed in such Statement by two percent or more of the outstanding Units;

        (g) (i) any of the following shall occur, or the General Partner or the Partnership shall propose to effectuate any of the following: (a) a material change in the capital structure of the Partnership, (b) a material change in the obligations or rights of Unitholders with respect to the Partnership, (c) a material change in the indebtedness of, or the indebtedness secured by assets of, the Partnership, (d) issuance or authorization or proposal of the issuance of any other securities, in respect of, in lieu of, or in substitution for, all or any of the presently outstanding Units, (e) declaration or payment of any distribution, other than in cash, on any of its partnership interests, or (f) a material change in the ownership or management of the Partnership; (ii) any change or development in the Venture Litigation that would materially adversely affect the Partnership or the value of the Units; or (iii) any change or development in the bankruptcy proceedings involving Adelphia, Century or the Venture that would materially adversely affect the Partnership or the value of the Units;

        (h) the Partnership or any of its subsidiaries shall have authorized, recommended, proposed or announced an agreement or intention to enter into an agreement, with respect to any merger, consolidation, liquidation or business combination, any acquisition or disposition of a material amount of assets or securities, or any comparable event, not in the ordinary course of business consistent with past practices;

        (i) the failure to occur of any approval or authorization by any federal or state authorities necessary for the consummation of the purchase of all or any part of the Units to be acquired hereby, which in the reasonable judgment of the Purchaser in any such case, and regardless of the circumstances (including any action of the Purchaser) giving rise thereto, makes it inadvisable to proceed with such purchase or payment;


        (j) the Purchaser shall become aware that any material right of the Partnership or any of its subsidiaries under any governmental license, permit or authorization relating to any environmental law or regulation is reasonably expected to be impaired or otherwise materially adversely affected as a result of, or in connection with, the Offer;


        (k) the Partnership or its General Partner shall have amended, or proposed or authorized any amendment to, the Partnership Agreement, or the Purchaser shall have become aware that the Partnership or its General Partner have proposed any such amendment; or

        (l) the acceptance by the Purchaser of the Units tendered and not withdrawn pursuant to the Offer or the transfer of such Units to the Purchaser would cause a termination of the Partnership or would cause the Partnership to be treated as a "publicly traded partnership" taxable as a corporation under the Code.


        Notwithstanding anything to the contrary in this Offer to Purchase, the foregoing conditions are for the sole benefit of the Purchaser and its affiliates and may be asserted by the Purchaser regardless of the circumstances giving rise to such conditions (including, without limitation, any action or inaction by the Purchaser or any of its affiliates) or may be waived by the Purchaser in whole or in part at any time and from time to time in its sole discretion on or after the Offer Date and before the Expiration Date (other than the condition in clause (A) of the first paragraph of this Section 13, which may be asserted or waived by the Purchaser at any time or from time to time on or after the Offer Date). The failure by the Purchaser at any time to exercise the foregoing rights will not be deemed a waiver of such rights, which will be deemed to be ongoing and may be asserted at any time and from time to time on or after the Offer Date and before the Expiration Date (other than the condition in clause (A) of the first paragraph of this Section 13, which may be asserted or waived by the Purchaser at any time or from time to time on or after the Offer Date). The Purchaser does not believe the state of hostilities in Iraq during the weeks immediately preceding the date of this Offer triggers the condition described in clause (e)(iv) of this Section 13. Any determination by the Purchaser concerning the events described above will be final and binding upon all parties. The Purchaser may not assert any of the foregoing conditions if such condition arises solely as a result of actions or omissions to act by the Purchaser or any of its affiliates.


SECTION 14  CERTAIN LEGAL MATTERS.

        General. Except as set forth in this Section 14, based on its review of publicly available filings by the Partnership with the SEC, the Purchaser is not aware of (i) any filings, approvals or other actions by any domestic or foreign governmental or administrative or regulatory agency that would be required prior to the acquisition of Units by the Purchaser pursuant to the Offer other than the filing of a Tender Offer Statement on Schedule TO (which has been filed) and any required amendments thereto or (ii) any licenses or regulatory permits that would be material to the business of the Partnership, taken as a whole, and that might be adversely affected by the Purchaser's acquisition of Units as contemplated herein. Should any such approval or other action be required, it is the Purchaser's present intention that such additional approval or action would be sought. While there is no present intent to delay the purchase of Units tendered pursuant to the Offer pending receipt of any such additional approval or the taking of any such action, there can be no assurance that any such additional approval or action, if needed, would be obtained without substantial conditions or that adverse consequences might not result to the Partnership's business, or that certain parts of the Partnership's business or assets might not have to be disposed of or held separate or other substantial conditions complied with in order to obtain such approval or action, any of which could cause the Purchaser to elect to terminate the Offer without purchasing Units thereunder. The Purchaser's obligation to purchase and pay for Units is subject to certain conditions, including conditions related to the legal matters discussed in this Section 14.

        Antitrust. Under the HSR Act, and the rules and regulations that have been promulgated thereunder by the Federal Trade Commission (the "FTC"), certain acquisition transactions may not be consummated until certain information and documentary material has been furnished for review by the Antitrust Division of the Department of Justice and the FTC and certain waiting period requirements have been satisfied. The Purchaser does not believe that the HSR Act is applicable to the acquisition of Units pursuant to the Offer.

        ERISA. By executing and returning the Agreement of Assignment and Transfer, a Unitholder will be representing that either (a) the Unitholder is not a plan subject to Title I of the Employee Retirement Income Security Act of 1974, as amended ("ERISA"), or Section 4975 of the Code, or an entity deemed to hold "plan assets" within the meaning of 29 C.F.R. Section 2510.3-101 of any such plan, or (b) the tender and acceptance of Units pursuant to the Offer will not result in a nonexempt prohibited transaction under Section 406 of ERISA or
Section 4975 of the Code.

        Margin Requirements. The Units are not "margin securities" under the regulations of the Board of Governors of the Federal Reserve System, and, accordingly, such regulations are not applicable to the Offer.

        State Takeover Laws. A number of states have adopted anti-takeover laws which purport, to varying degrees, to be applicable to attempts to acquire securities of corporations or other entities which are incorporated or organized in such states or which have substantial assets, security holders, principal executive officers or principal places of business therein. Although the Purchaser has not attempted to comply with any state anti-takeover statutes in connection with the Offer, the Purchaser reserves the right to challenge the validity or applicability of any state law allegedly applicable to the Offer, and nothing in this Offer to Purchase nor any action taken in connection therewith is intended as a waiver of such right. If any state anti-takeover statute is applicable to the Offer, the Purchaser might be unable to accept for payment or purchase Units tendered pursuant to the Offer or be delayed in continuing or consummating the Offer. In such case, the Purchaser may not be obliged to accept for purchase or pay for any Units tendered.

SECTION 15  FEES AND EXPENSES.

        We have retained D. F. King & Co., Inc. to act as the Information Agent and The Bank of New York to act as the Depositary in connection with the Offer. The Information Agent may contact Unitholders by mail, telephone, telex, telegraph and personal interviews and may request brokers, dealers, banks, trust companies and other nominees to forward materials relating to the Offer to beneficial owners. The Information Agent and the Depositary each will receive reasonable and customary compensation for their respective services, will be reimbursed for certain reasonable out-of-pocket expenses and will be indemnified against certain liabilities in connection therewith, including certain liabilities under the U.S. federal securities laws.

        We will not pay any fees or commissions to any broker or dealer or any other person (other than the Information Agent and the Depositary) for soliciting tenders of Units pursuant to the Offer.

        Except as otherwise set forth herein, the Purchaser will pay all costs and expenses of printing, publishing and mailing the Offer and the Purchaser's legal fees and expenses. Except as set forth above, the Purchaser will not pay any fees or commissions to any broker, dealer or other person for soliciting tenders of Units pursuant to the Offer.

SECTION 16  MISCELLANEOUS.

THE OFFER IS BEING MADE TO ALL UNITHOLDERS, BENEFICIAL OWNERS AND ASSIGNEES OF THE PARTNERSHIP, ALL TO THE EXTENT KNOWN BY THE PURCHASER. THE OFFER IS NOT BEING MADE TO (NOR WILL TENDERS BE ACCEPTED FROM OR ON BEHALF OF) UNITHOLDERS IN ANY JURISDICTION IN WHICH THE MAKING OF THE OFFER OR THE ACCEPTANCE THEREOF WOULD NOT BE IN COMPLIANCE WITH THE LAWS OF SUCH JURISDICTION. THE PURCHASER IS NOT AWARE OF ANY JURISDICTION WITHIN THE UNITED STATES IN WHICH THE MAKING OF THE OFFER OR THE ACCEPTANCE THEREOF WOULD BE ILLEGAL.

        No person has been authorized to give any information or to make any representation on behalf of the Purchaser not contained herein or in the Agreement of Assignment and Transfer and, if given or made, such information or representation must not be relied upon as having been authorized.

        Pursuant to Rule 14d-3 under the Exchange Act, the Purchaser has filed with the SEC a Tender Offer Statement on Schedule TO, together with exhibits, furnishing certain additional information with respect to the Offer. Such statement and any amendments thereto, including exhibits, may be inspected and copies may be obtained at the same places and in the same manner as set forth with respect to information concerning the Partnership in Section 11 - "Certain Information Concerning the Purchaser."


December 5, 2003


Akula Partners LLC

                                   SCHEDULE I

             INFORMATION REGARDING THE PURCHASER AND THE CO-BIDDERS


        The Purchaser, Akula Partners LLC, a Delaware limited liability company, was formed for the purpose of making the Offer. The Purchaser is controlled by its members, Aquitania Partners L.P., a Delaware limited partnership ("Aquitania"), Aquitania (QP) Partners L.P., a Delaware limited partnership ("Aquitania QP"), and Mauretania Partners L.P., a Delaware limited partnership ("Mauretania"), and its manager, Providence Capital, LLC, a Delaware limited liability company ("Providence Capital"). Aquitania, Aquitania QP and Mauretania are controlled by their general partner, Providence Capital. Aquitania, Aquitania QP, Mauretania and Providence Capital are co-bidders with the Purchaser in the Offer (collectively, the "Co-Bidders"). Aquitania, Aquitania QP and Mauretania are investment funds. Providence Capital is a privately-held investment management firm. Neither the Purchaser nor any of the Co-Bidders is affiliated with ML Media Partners, L.P., a Delaware limited partnership (the "Partnership"), or its general partner, Media Management Partners, L.P. (the "General Partner"). Additionally, none of Merrill Lynch & Co., Inc., the General Partner, ML Leasing Management, Inc. or the Partnership or their respective affiliates or subsidiaries are parties to this Offer.

EXECUTIVE OFFICERS AND DIRECTORS OF PROVIDENCE CAPITAL, LLC

        Set forth below is the present principal occupation and employment history for at least the past five years of Providence Capital's executive officers and directors, John C. Kopchik and Thomas A. Schmidt.

        John C. Kopchik, 44, is the President and a founder of Providence Capital. Prior to founding Providence Capital in 2001, he worked at Churchill Companies as Managing Director of Mergers and Acquisitions from 1998 to 2001. From 1992 to 1994 and 1997 to 1998, he worked in numerous corporate finance and strategic planning roles at Northwest Airlines as well as General Mills from 1994 to 1997. He also has over ten years' experience as a consultant specializing in mergers and acquisitions. Mr. Kopchik received a J.D. degree from Harvard Law School and a B.A. in Economics from Harvard College. Mr. Kopchik is a citizen of the United States of America. Mr. Kopchik's business address is 261 School Avenue, Suite 400, Excelsior, Minnesota 55331.

        Thomas A. Schmidt, 39, is the Chief Executive Officer, Chief Investment Officer and a founder of Providence Capital. Prior to founding Providence Capital in 2001, he worked at EBF & Associates as a fund manager specializing in structurally and financially distressed companies with approximately $300 million of capital from 1995 to 2001. Mr. Schmidt has experience managing a portfolio of both public and private securities. Mr. Schmidt also worked as a litigator in a Chicago law firm specializing in intellectual property law from 1989 to 1992. Mr. Schmidt received a J.D. degree from Wake Forest University Law School and a B.A. in Political Science from Wheaton College. Mr. Schmidt also attended the United States Air Force Academy. Mr. Schmidt is currently serving on the visiting Board of Trustees for Wheaton College. Mr. Schmidt is a citizen of the United States of America. Mr. Schmidt's business address is 261 School Avenue, Suite 400, Excelsior, Minnesota 55331.